Exhibit 4.5

EXECUTION COPY

$295,000,000

SENIOR SECURED TERM FACILITY CREDIT AGREEMENT

Dated as of August 27, 2010

among

CHEMTURA CORPORATION,

as Borrower

and

BANK OF AMERICA, N.A.

as Administrative Agent

and

CITIBANK, N.A.

as Syndication Agent

and

WELLS FARGO SECURITIES, LLC

and

BARCLAYS BANK PLC

and

GOLDMAN SACHS LENDING PARTNERS LLC

as Co-Documentation Agents

and

THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

WELLS FARGO SECURITIES, LLC

BARCLAYS CAPITAL

and

GOLDMAN SACHS LENDING PARTNERS LLC

as Joint Bookrunners

Chemtura (Term Loan) Credit Agreement

T A B L E    O F    C O N T E N T S

i	Chemtura (Term Loan) Credit Agreement

ii	Chemtura (Term Loan) Credit Agreement

iii	Chemtura (Term Loan) Credit Agreement

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule 1.01A	-	EBITDA
Schedule 1.01B	-	Guarantors
Schedule 4.01(a)	-	Equity Investments; Subsidiaries
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(i)	-	Disclosures
Schedule 4.01(m)	-	Environmental Liabilities
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 5.01(g)	-	Listed Subsidiaries
Schedule 9.02	-	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	Intercreditor Agreement Terms

iv	Chemtura (Term Loan) Credit Agreement

SENIOR SECURED TERM FACILITY CREDIT AGREEMENT

SENIOR SECURED TERM FACILITY CREDIT AGREEMENT (this “Agreement”) dated as of August 27, 2010 among CHEMTURA CORPORATION, a Delaware corporation (the “Borrower”), the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and together with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 9.07, the “Lenders”), BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent and collateral agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Secured Parties (as hereinafter defined), CITIBANK, N.A. (“Citibank”), as syndication agent, WELLS FARGO SECURITIES, LLC (“Wells Fargo”), BARCLAYS BANK PLC (“Barclays”) and GOLDMAN SACHS LENDING PARTNERS LLC (“GS”), as co-documentation agents, BANC OF AMERICA SECURITIES LLC (“BAS”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and Wells Fargo, as joint lead arrangers (the “Lead Arrangers”), and BAS, CGMI, Wells Fargo, BARCLAYS CAPITAL, the investment banking division of Barclays (“Barclays Capital”) and GS, as joint bookrunners (the “Bookrunners”).

PRELIMINARY STATEMENTS

(1) On March 18, 2009 (the “Petition Date”), the Borrower and the Guarantors (and certain other debtor Subsidiaries) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York for relief, and commenced proceedings (the “Cases”) under Chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(2) The Borrower and the Guarantors are party to that certain Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of February 3, 2010 (as amended, supplemented or otherwise modified, the “Existing DIP Agreement”), among the Borrower, the Guarantors and certain other subsidiaries of the Borrower, as guarantors, the lenders party thereto, Citibank, N.A., as the initial issuing bank and as administrative agent, and the other agents party thereto.

(3) In connection with the transactions contemplated hereby and the reorganization of the Borrower pursuant to a Chapter 11 reorganization plan, (a) the Borrower will issue on the date hereof $455,000,000 aggregate principal amount of 7.875% senior notes due 2018 (the “Senior Notes”), the proceeds of which will be funded into escrow pending entry of the Confirmation Order (as defined below), and (b) intends to enter into an asset-based revolving credit facility of up to $275 million in initial principal amount.

(4) The parties hereto hereby wish to enter into a term loan facility in an aggregate principal amount not exceeding $295,000,000, on the terms and conditions set forth in this Agreement, the proceeds of which would be funded into escrow and would be released on the Escrow Release Date (as defined below) and applied by the Borrower, together with the proceeds of the Senior Notes, extensions of credit under the Revolving Facility and cash on hand of the Borrower and its Subsidiaries, to (i) refinance the obligations outstanding under the Existing DIP Agreement, (ii) to pay fees, costs and expenses in connection with such refinancing and the financings arranged in connection with the Borrower’s (and its debtor Subsidiaries’) emergence from Chapter 11 of the Bankruptcy Code pursuant to the Plan (as defined below), including with respect to Senior Notes, the Revolving Facility and the Term Facility under this Agreement, (iii) to pay certain other creditors of the Loan Parties (as defined below) and fund distributions to be made and finance other payments and reserves contemplated, in each case in accordance with the Plan (as defined below) or the Disclosure Statement, (iv) to pay administration and priority claims, (v) to make contributions to the Borrower’s United States pension fund, (vi) to pay fees for professional services and (vii) for other general corporate purposes and activities to the extent not prohibited by this Agreement.

Chemtura (Term Loan) Credit Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” has the meaning specified in Section 2.01.

“Affected Lender” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agents” means, collectively, (i) the Administrative Agent, (ii) BAS, CGMI and Wells Fargo in their capacities as Lead Arrangers, and (iii) BAS, CGMI, Wells Fargo, Barclays Capital and GS in their capacities as Bookrunners.

“Agent Parties” has the meaning specified in Section 9.02(c).

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Loan Party or Subsidiary were the sole “Affected Party,” and (iii) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent reasonably making such determination pursuant to the provisions of the

2	Chemtura (Term Loan) Credit Agreement

form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition or this Agreement shall have the respective meanings set forth in the above described Master Agreement or any other document governing such Hedge Agreement.

“Albemarle Settlement and Cross License” means, collectively, (a) the mutual release by the Borrower and Great Lakes Chemical Corporation (“GLCC”), on the one hand, and Albemarle Corporation, on the other hand, of claims and counterclaims raised or that could be raised (i) in Albemarle Corporation v. Great Lakes Chemical Corporation, Civil Action Nos. 02-505-JVP-DLD and 02-506-JVP-DLD, consolidated, pending on the Funding Date in the United States District Court for the Middle District of Louisiana; (ii) in Albemarle Corporation v. Chemtura Corporation and Great Lakes Chemical Corporation, Civil Action No. 05-1239-JJB-SCR, pending on the Funding Date in the United States District Court for the Middle District of Louisiana; and (iii) in Chemtura Corporation v. Albemarle Corporation, Civil Action No. 3:09cv143-JRS, pending on the Funding Date in the United States District Court for the Eastern District of Virginia, (iv) in controversies relating to the Borrower’s and GLCC’s concerns that former employees of the Borrower or GLCC made available to Albemarle certain of the Borrower’s and/or GLCC’s trade secrets, confidential information and/or know-how, and/or (v) under U.S. Patent Numbers 4,719096, 4,725,425, 4,978518, 5,008,477, 5,030,778, 5,053,447, 5,077,334, 5,124,496, 5,302,768, 5,387,636, 5,457,248 and 6,958,423; and (b) the grant by the Borrower and/or GLCC to Albemarle Corporation of a nonexclusive, fully paid-up, royalty-free, irrevocable, world-wide license to manufacture, use, sell, offer for sale and import FM 2100 or any other products under the claims of U.S. Patent Number 5,457,248 and its respective foreign counterparts and continuations, including reissue patents, reexamined patents, as well as all of the applications to which this patent claims priority, the patents claiming priority from it, including continuation applications, continuation-in-part applications, CPA and RCE applications, divisional applications, and any patent that issues from a patent application that is subject to this clause (b), in consideration of the grant by Albemarle Corporation of certain licenses to the Borrower and GLCC with respect to certain of Albemarle Corporation’s intellectual property, in each case on substantially the terms set forth in the Settlement and Cross-License Agreement signed on December 24, 2009 among Albemarle Corporation, the Borrower and GLCC.

“Applicable ECF Percentage” means in respect of Excess Cash Flow attributable to any Fiscal Year, (i) if the Secured Leverage Ratio as of the last day of such Fiscal Year was equal to or greater than 1.5:1.0, 50%, (ii) if the Secured Leverage Ratio as of the last day of such Fiscal Year was equal to or greater than 1.0:1.0 but less than 1.5:1.0, 25%, and (iii) if the Secured Leverage Ratio as of the last day of such Fiscal Year was less than 1.0:1.0, 0%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

3	Chemtura (Term Loan) Credit Agreement

“Applicable Margin” means 4.0% per annum in the case of Eurodollar Rate Advances and 3.0% per annum in the case of Base Rate Advances.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Cap” means, as of any date of determination, an amount equal to the greater of (i) $300,000,000 and (ii) 10.0% of Consolidated Net Tangible Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Available Amount” means, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) an amount equal to the greater of (x) zero and (y) 50% of cumulative Consolidated Net Income of the Borrower for the period from the Escrow Release Date until the last day of the then most recent fiscal quarter or fiscal year in respect of which financial statements have been furnished to the Administrative Agent pursuant to Section 5.03 prior to the Reference Time; and

(ii) 100% of the net cash proceeds received by the Borrower from the issuance and sale of its Equity Interests (other than Redeemable Equity Interests) from and including the Business Day immediately following the Escrow Release Date through and including the Reference Time, minus (b) the sum, without duplication, of the aggregate amount of the Available Amount utilized on or following the Escrow Release Date and prior to the Reference Time in reliance on the Available Amount for purposes of making Restricted Payments pursuant to Section 5.02(e)(ii) or Investments pursuant to Section 5.02(g)(xviii) (it being agreed that the portion of the Available Amount utilized as of any time for such Investment for purposes of this clause (b) shall be equal to the outstanding amount of such Investments at such time, as determined in accordance with the definition of “Investment” hereunder).

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Code” has the meaning specified in the Preliminary Statements.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Cases or any other court having jurisdiction over the Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

4	Chemtura (Term Loan) Credit Agreement

“BAS” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate, plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Bookrunners” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Materials” has the meaning specified in Section 9.12.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower and specified in writing to the Administrative Agent from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Debtor” means Chemtura Canada Co./Cie, a company organized under the laws of Ontario, Canada.

“Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the Preliminary Statements.

5	Chemtura (Term Loan) Credit Agreement

“Cash Equivalents” means any of the following, to the extent having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $25,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, a Lead Arranger, or an Affiliate of a Lead Arranger, in each case in its capacity as a party to such Cash Management Agreement.

“CFC” means an entity that is classified as a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“CFH” means Crompton Financial Holdings.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means and shall be deemed to have occurred if, after the Escrow Release Date, any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more (in the case of a single Person) or 50% or more (in the case of two or more Persons acting in concert) of the combined voting power of all Voting Stock of the Borrower.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property of the Loan Parties that is or is purported to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or,

6	Chemtura (Term Loan) Credit Agreement

if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04. Before giving effect to any Advances, the aggregate principal amount of the Commitments shall be $295,000,000 as of the date of this Agreement.

“Confirmation Order” has the meaning specified in Section 3.02(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all indebtedness, whether current or long-term, for borrowed money (including Obligations hereunder) and the outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Debt, (c) all direct reimbursement obligations arising with respect to amounts drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Attributable Indebtedness, and (e) without duplication, all Guarantee Obligations with respect to outstanding Debt of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary, but such sum shall exclude (A) any Consolidated Funded Indebtedness under Cash Management Agreements and (B) any Consolidated Funded Indebtedness of Foreign Subsidiaries under (x) Foreign Asset Based Financing incurred in reliance on Section 5.02(b)(x) and/or (y) any asset-based revolving credit agreement incurred in reliance on Section 5.02(b)(vi) or 5.02(b)(xi) and secured by Liens on inventory and/or accounts receivable (and related assets) of such Foreign Subsidiaries.

“Consolidated Funded Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any asset of the Borrower or any Subsidiary.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) (in each case, to the extent actually paid or received by the Borrower and its Subsidiaries in cash during the relevant Measurement Period) (i) Interest Expense plus (ii) net payments made with respect to interest rate Hedge Agreements minus (iii) the sum of (A) total cash interest income, (B) one time financing fees (to the extent included in Interest Expense for such Measurement Period), including such fees that are Receivables Fees, and (C) net payments received with respect to interest rate Hedge Agreements, in each case, of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” of a Person (the “Specified Person”) for any period means the aggregate of the net income (loss) of the Specified Person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (loss) of any Person that is not a Subsidiary of the Specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Specified Person or a Subsidiary thereof (subject, in the case of dividends or distributions paid to a Subsidiary, to the limitations contained in clause (2) below);

(2) for purposes of determining the Available Amount only, the net income (but not the net loss) of any Subsidiary of the Specified Person (other than any Guarantor) will be

7	Chemtura (Term Loan) Credit Agreement

excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;

(3) any gain or loss, together with any related provision for taxes on such gain or loss less all fees and expenses or charges relating thereto, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Specified Person; or (b) the disposition of any securities by the Specified Person or a Subsidiary thereof or the extinguishment of any Debt of the Specified Person or any Subsidiary thereof, will be excluded;

(4) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss (less all costs and expenses if incurred in connection with the Cases, the Senior Notes, the Revolving Facility or this Term Facility), will be excluded;

(5) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Specified Person and any Subsidiary thereof will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests (other than Redeemable Equity Interests) of the Specified Person;

(6) the cumulative effect of a change in accounting principles will be excluded;

(7) (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Funding Date and (b) any restoration to or deduction from income for changes in estimates related to the post-emergence settlement of prepetition claims obligations in relation with Chapter 11 of the Bankruptcy Code following the Funding Date, in each case, will be excluded;

(8) any charges or credits relating to any purchase accounting adjustments or to the adoption of fresh-start accounting principles will be excluded;

(9) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss will be excluded;

(10) fees and expenses related to a Foreign Asset Based Financing or any asset-based revolving credit agreement incurred in reliance on Section 5.02(b)(vi) or 5.02(b)(xi) and secured by Liens on inventory and/or accounts receivable (and related assets) of the relevant Foreign Subsidiaries will be excluded;

(11) any net after-tax gains attributable to the termination of any employee pension benefit plan will be excluded;

(12) (a) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP and (b) any net after-tax gains or losses from sales of discontinued operations, in each case will be excluded;

8	Chemtura (Term Loan) Credit Agreement

(13) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt, Obligations in respect of Hedge Agreements or other derivative instruments entered into in relation with the Debt extinguished will be excluded;

(14) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from Obligations in respect of Hedge Agreements for currency exchange risk entered into in relation with Debt) will be excluded;

(15) any non-cash impairment charges or asset write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP will be excluded; and

(16) any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to all transactions arising out of a plan of reorganization in any of the Cases and emergence from Chapter 11 of the Bankruptcy Code shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of the Borrower and its Subsidiaries), in each case calculated on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the end of the most recent fiscal year or quarter in respect of which financial statements have been furnished to the Administrative Agent pursuant to Section 5.03 prior to such date; provided that in the event that the Borrower or any of its Subsidiaries has assumed or acquired any assets in connection with the acquisition by the Borrower and its Subsidiaries of another Person subsequent to such balance sheet date but prior to the event as a result of which the calculation of Consolidated Net Tangible Assets is being made, then Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred on such balance sheet date.

“Consolidated Working Capital” means, as of any date, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (b) the sum of all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, excluding, without duplication, the current portion of any long-term Debt reflected as a liability on such consolidated balance sheet.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.

“Conyers Fire Settlement” means the settlement of certain claims against Bio-Lab, Inc. (“BioLab”) and GLCC relating to a fire that occurred at BioLab’s Plant 14 finished goods

9	Chemtura (Term Loan) Credit Agreement

warehouse in Conyers, Georgia on May 25 and May 26, 2004, pursuant to which settlement such claims against the Borrower and its Subsidiaries will be dismissed and released in consideration of BioLab and GLCC establishing, in an escrow account with Citibank or another escrow agent mutually agreed upon by the parties, a $7,000,000 settlement fund for the payment of such claims in accordance with the settlement agreement therefor approved by the Bankruptcy Court.

“Debt” of any Person means, without duplication, (a) the outstanding principal amount of all indebtedness of such Person for borrowed money (including Obligations hereunder), (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not overdue by more than 90 days), (c) all Obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person, (f) all Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations of such Person, and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or

10	Chemtura (Term Loan) Credit Agreement

indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Agreement” means the Revolving Facility Credit Agreement, as such agreement is in effect on the Escrow Release Date, provided that the terms of such agreement are consistent in all material respects with the terms set out in the commitment letter dated August 11, 2010 among the Borrower and the joint bookrunners for the Revolving Facility

“Designated Litigation Liabilities” means liabilities for litigation matters the liabilities for which have been estimated or determined under and in accordance with the Plan and/or Disclosure Statement.

“Disclosure Statement” means that certain disclosure statement dated as of August 4, 2010 and filed with the Bankruptcy Court with respect to the Cases, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any Person for any period, Consolidated Net Income of such Person plus (a) without duplication, to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, the sum of (i) provision for taxes based on income or profits of such Person and its Subsidiaries, plus (ii) Fixed Charges, (iii) depreciation, (iv) amortization, and (v) other non-cash expenses (excluding any such non-cash expense to the extent that it represents an amortization of a prepaid cash expense that was paid in a prior period) minus (b) the sum of (i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and (ii) any cash expense paid in such period that had been accrued or reserved for as a non-cash expense (for expenses in any future period) and added back in the calculation of EBITDA in a prior period, except to the extent that such expense decreased Consolidated Net Income for such period in accordance with GAAP, plus (c) to the extent non-recurring and not capitalized, any fees, costs and expenses of such Person and its Subsidiaries incurred as a result of Investments permitted hereunder, dispositions of assets permitted hereunder and the issuance, repayment or amendment of Equity Interests or Debt permitted hereunder (in each case, whether or not consummated), plus (d) items reducing Consolidated Net Income of such Person confirmed by the chief financial officer of the Borrower in a certificate delivered to the Administrative Agent to be directly related to restructuring (including but not limited to facility closure and severance expense), asset impairments or other extraordinary items and fees (including professional fees) and expenses, in each case incurred through the end of the Borrower’s fiscal quarter ended March 31, 2011 in connection with the Cases and/or the Borrower’s emergence from Chapter 11 of the Bankruptcy Code pursuant to the Plan and/or the financings expressly contemplated by the Plan and/or the Disclosure Statement, plus (e) charges for legal and other expenses in connection with Designated Litigation Liabilities in an aggregate amount not to exceed $15,000,000, in the case of each of the foregoing clauses (a) through (e), for such Person and its Subsidiaries on a Consolidated basis in accordance with GAAP. Except for purposes of the definition of “Excess Cash Flow”, EBITDA shall be calculated on a Pro Forma Basis. For purposes of calculating EBITDA for any fiscal

11	Chemtura (Term Loan) Credit Agreement

quarter that ends prior to the Funding Date, EBITDA for each such fiscal quarter set forth in Schedule 1.01A hereto shall be deemed to be the amount set forth opposite such fiscal quarter in Schedule 1.01A.

“ECF Prepayment Conditions” means, with respect to a prepayment of the Advances, that (a) immediately after giving effect to such prepayment, on a pro forma basis (as calculated in the manner contemplated by the definition of “Fixed Charge and Liquidity Conditions” in the Designated Agreement), (i) the “Fixed Charge Coverage Ratio” (as defined in the Designated Agreement) shall be not less than 1.1 to 1.0, (ii) each of the “Average Excess Availability” (as defined in the Designated Agreement) for the 30 day period ending on the date of such prepayment, and the “Availability” (as defined in the Designated Agreement) on the date of such prepayment, shall be not less than the greater of $40,000,000 and 20% of the aggregate revolving loan commitments under the Revolving Facility (as the same may be amended, modified, refinanced, or replaced from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement), and (b) no “event of default,” or event that would constitute an “event of default” but for the requirement that notice be given or time elapse or both, shall have occurred and be continuing under the Revolving Facility immediately before giving effect to such prepayment, or would occur immediately after giving effect to such prepayment.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent and (y) unless an Event of Default has occurred and is continuing, the Borrower (each such approval by the Administrative Agent or the Borrower not to be unreasonably withheld or delayed, and provided that if the Borrower shall not grant or deny any such approval in writing within 5 days of any request therefor, such approval shall be deemed to have been given); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter” means the engagement letter, dated August 11, 2010, among the Borrower and the Bookrunners.

“Environmental Action” means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material, or arising from alleged injury or threatened injury to public or employee health and safety, as such relates to exposure to Hazardous Material, or to pollution or protection of the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, or remedial action, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or legally binding judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health and safety, as such relates to exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

12	Chemtura (Term Loan) Credit Agreement

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan (other than any such event with respect to which the notice requirement has been waived pursuant to applicable regulations in effect as of the date hereof); (b) the application by a Loan Party or any ERISA Affiliate for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA on the assets of any Loan Party or ERISA Affiliate shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security by any Loan Party or ERISA Affiliate to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

“ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Escrow Account” has the meaning specified in the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement and any successor escrow agent thereunder.

“Escrow Agreement” has the meaning specified in Section 3.01(b)(ii).

13	Chemtura (Term Loan) Credit Agreement

“Escrow Collateral” means all of the Borrower’s right, title and interest in and to the Escrow Property, the Escrow Account and the Escrow Agreement.

“Escrow Conditions Failure Date” has the meaning specified in Section 2.05(c).

“Escrow End Date” has the meaning specified in the Escrow Agreement.

“Escrow Release Date” means the first date on which all conditions precedent in Sections 3.02 shall have been satisfied or waived in accordance with this Agreement, provided that such date occurs prior to the Escrow End Date.

“Escrow Property” means has the meaning specified in the Escrow Agreement.

“Estimation/Settlement Orders” has the meaning specified in Section 3.02(b).

“Euro”, “€” and “EUR” means the single currency of participating member states of the EMU.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the higher of (a) 1.5% per annum and (b) the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Rate Reserve Percentage

where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

14	Chemtura (Term Loan) Credit Agreement

(b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum equal to the higher of (a) 1.5% per annum and (b) the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on such date or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such date in same day funds in the approximate amount of the Base Rate Advance being made, continued or converted and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time), two London Banking Days prior to such sale.

“Eurodollar Rate Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any) of (a) the sum (for such Fiscal Year) of (i) EBITDA of the Borrower and (ii) any decreases in Consolidated Working Capital (except any non-cash decrease resulting from net working capital items moving from long-term to short-term during such fiscal year) minus (b) the sum (for such Fiscal Year) of (i) Fixed Charges actually paid in cash by the Borrower and its Subsidiaries, as well as financing fees, debt issuance costs, prepayment premiums and penalties, bank and letter of credit fees and loan servicing and administration fees not otherwise included in Interest Expense but paid in cash, (ii) scheduled and mandatory principal repayments, to the extent actually made, of (w) Advances pursuant to Section 2.03 (x) other Consolidated Funded Indebtedness, (y) Debt of Foreign Subsidiaries and (z) Debt of joint ventures, to the extent such prepayments are funded by the Borrower and its Subsidiaries (except, in the case of mandatory prepayments described in this clause (ii), to the extent such payments are funded from amounts that were not included in

15	Chemtura (Term Loan) Credit Agreement

EBITDA for such Fiscal Year), (iii) all taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year, (v) to the extent not deducted in arriving at EBITDA, cash contributions to pension or other postemployment benefit plans, (vi) (x) all other cash items added back to Consolidated Net Income in the calculation of EBITDA, and (y) all cash payments that correspond to a non-cash item added back to Consolidated Net Income or EBITDA in the same or a prior period, such as cash payments upon realization of loss in respect of marked-to-market obligations, cash payments in respect of restructuring charges, bonuses or 401(k) expense, or cash payments in respect of amounts for which reserves have been established (but in any event excluding cash payments that correspond to depreciation and/or amortization), (vii) payments in cash made by the Borrower and its Subsidiaries (to the extent made using funds generated from operations) on account of any acquisition or other Investment permitted under Section 5.02(g), (viii) dividends and distributions made by the Borrower and its Subsidiaries in cash (to the extent made using funds generated from operations) pursuant to Section 5.02(e), and (ix) any increases in Consolidated Working Capital (excluding any non-cash increase resulting from net working capital items moving from long-term to short-term during such fiscal year).

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Subsidiary of the Borrower that is not a Foreign Subsidiary if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries, (c) any Receivables Entity, and (d) any wholly owned Subsidiary of the Borrower that is not a Foreign Subsidiary but that is a Subsidiary of a Foreign Subsidiary.

“Existing DIP Agreement” has the meaning specified in the Preliminary Statements.

“Extraordinary Receipt” means any proceeds of property or casualty insurance (in any event excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards in respect of any Term Facility Collateral (and payments in lieu thereof).

“Extraordinary Receipts Proceeds” has the meaning specified in Section 2.05(b)(i).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the “Fee Letter” between the Borrower and Bank of America, dated August 11, 2010, delivered in connection with the Engagement Letter.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fitch” means Fitch Ratings Ltd.

16	Chemtura (Term Loan) Credit Agreement

“Fixed Charge Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) EBITDA to (b) Fixed Charges, in each case, of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period.

“Fixed Charges” means, for any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Leases, imputed interest with respect to Attributable Indebtedness, net payments under interest rate agreements, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedge Agreements and excluding any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1; plus

(2) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Debt of another Person that is subject to a Guarantee Obligation of such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee Obligation or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Redeemable Equity Interests of such Person or one of its Subsidiaries or Preferred Interests of a Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests (other than Redeemable Equity Interests) of such Person or to such Person or one of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then- current combined federal, state and local statutory tax rate of the issuer of such Redeemable Equity Interests or Preferred Interests, expressed as a decimal; plus

(5) Receivables Fees (other than fees and expenses, excluding amounts representing yield, interest or similar payments, paid to a Person that is not a Receivables Entity) of such Person and its Subsidiaries in connection with a Foreign Asset Based Financing;

in each case, on a consolidated basis and in accordance with GAAP. Except for purposes of the definition of “Excess Cash Flow”, Fixed Charges shall be calculated on a Pro Forma Basis.

“Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States or any state or political subdivision thereof at such time.

“Foreign Asset Based Financing” means any asset-based financing (including receivables and/or and inventory based financing), factoring arrangements or other securitization programs, in each case entered into by Foreign Subsidiaries; provided that Foreign Asset Based Financing Obligations shall be considered Debt, and the “principal amount” of a Foreign Asset Based Financing that is not indebtedness for borrowed money shall mean the amount invested by investors that are not Affiliates of the Borrower and paid to the Borrower or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

17	Chemtura (Term Loan) Credit Agreement

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date on which all conditions precedent in Sections 3.01 shall have been satisfied or waived in accordance with this Agreement.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Granting Lender” has the meaning specified in Section 9.07(j).

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means (i) those Subsidiaries of the Borrower that execute and deliver the Guaranty on the Escrow Release Date, which Subsidiaries are listed on Schedule 1.01B annexed hereto, and (ii) each direct Subsidiary of the Borrower or any Guarantor to the extent that such direct Subsidiary (A) is a Material Subsidiary formed or acquired after the Escrow Release Date and required to deliver a counterpart to the Guaranty pursuant to Section 5.01(g) or (B) otherwise has delivered a counterpart to the Guaranty and remains a guarantor thereunder in accordance with the terms thereof.

“Guaranty” means a guaranty substantially in the form attached hereto as Exhibit E, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

18	Chemtura (Term Loan) Credit Agreement

“Guaranty Supplement” has the meaning set forth in the Guaranty.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Affiliate of a Lender, a Lead Arranger or an Affiliate of a Lead Arranger, in each case in its capacity as a party to such Hedge Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower meeting any one of the following conditions that has been designated by the Borrower as an Immaterial Subsidiary in a writing delivered to the Administrative Agent (which designation may be rescinded by the Borrower’s delivery of written notice of such rescission to the Administrative Agent): (a) the consolidated total assets of such Subsidiary determined as of the end of the fiscal year of the Borrower most recently ended for which financial statements are required to be delivered under Section 5.03 does not exceed $5 million, or (b) the EBITDA of such Subsidiary does not exceed $5 million, for the period of four consecutive quarters of the Borrower most recently ended for which financial statements are required to be delivered pursuant to Section 5.03; provided that, at any time or from time to time after the Escrow Release Date, Subsidiaries shall not be designated as Immaterial Subsidiaries to the extent that the Immaterial Subsidiaries would represent, in the aggregate, (a) 5% or more of the consolidated total assets of the Borrower at the end of the most recently ended fiscal year of the Borrower or (b) 5% or more of the EBITDA of the Borrower for the most recently ended fiscal year, in each case, based upon the most recent financial statements required to be delivered pursuant to Section 5.03; provided, further, that, if the most recent financial statements required to be delivered pursuant to Section 5.03 for any fiscal quarter occurring after the Escrow Release Date indicate that, by reason of subsequent changes following the designation of any one or more Subsidiaries as an Immaterial Subsidiary, the foregoing requirements of this definition would not be complied with (other than as a result of an impairment charge), individually or in the aggregate, then the Borrower shall use commercially reasonable efforts to promptly (but in any event within 180 days after the delivery of such financial statements) rescind such designations as are necessary so as to comply with such requirements and, in connection therewith, shall comply with the requirements of Section 5.01(g) (provided that any failure to comply with the requirements of Section 5.01(g) that are applicable as a result of such a rescission shall not constitute a Default or Event of Default hereunder until the expiration of such 180-day period, provided that such efforts are used).

“Increasing Lender” has the meaning specified in Section 2.18.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.

19	Chemtura (Term Loan) Credit Agreement

“Initial Pledged Debt” has the meaning specified in the Security Agreement.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.02(a)(viii) (B).

“Intercreditor Agreement” has the meaning specified in Section 3.02(a)(viii)(C) (it being understood and agreed that the Administrative Agent, on behalf of the Lenders, shall execute and deliver the Intercreditor Agreement to the other parties thereto at such time as the other conditions to the Escrow Release Date specified in Section 3.02 are satisfied or waived or are being satisfied (to the extent not waived) concurrently therewith).

“Interest Expense” means, for any Person for any period, the sum for such period of (a) interest on, and amortization of debt discount in respect of, Debt of such Person and its Subsidiaries, (b) amortization of discount of receivables or other assets of the Borrower and its Subsidiaries that are subject to factoring or securitization programs and (c) the product of (1) all dividends, whether paid or accrued and whether or not in cash, on Redeemable Equity Interests issued by such Person or a Subsidiary thereof, other than dividends on Equity Interest payable solely in Equity Interests (other than Redeemable Equity Interests) of such Person or to a Subsidiary thereof, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then- current combined federal, state and local statutory tax rate of the issuer of such Redeemable Equity Interests, expressed as a decimal. Except for purposes of the definition of “Excess Cash Flow”, Interest Expense shall be calculated on a Pro Forma Basis.

“Interest Period” means, as to each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is disbursed or Converted to or continued as a Eurodollar Rate Advance and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing, provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

20	Chemtura (Term Loan) Credit Agreement

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person) and (d) any agreement irrevocably binding such Person to make any Investment prior to the Stated Maturity Date. The amount of any Investment outstanding at any time shall be the original cost of such Investment plus the cost of all additions made thereto, without adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any cash repayments or distributions received on account of such Investment by the Person making such Investment.

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Listed Subsidiary” has the meaning specified in Section 5.01(g).

“Listed Subsidiary Date” has the meaning specified in Section 5.01(g).

“Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the Escrow Agreement, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) solely for purposes of the Collateral Documents, each Secured Hedge Agreement, Secured Cash Management Agreement and Secured Specified Credit Agreement, (vii) the Guaranty, (viii) the Fee Letter and (ix) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Term Facility, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lyondell Property Purchase” means the purchase, in the approximate amount of $3,600,000, of certain real property (located in Lake Charles, Louisiana), equipment and related assets from Lyondell Chemical Company in resolution of existing disputes related to such property.

“Margin Stock” has the meaning specified in Regulation U.

21	Chemtura (Term Loan) Credit Agreement

“Material Adverse Change” means a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole (it being understood that (i) matters disclosed prior to the date hereof in connection with the Cases, and (ii) to the extent consistent with the disclosure described in clause (i), the continuation and prosecution of the Cases, and the filing, solicitation of approvals and negotiation of the Plan for the Cases, shall not constitute such a change), (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document and (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole (it being understood that (i) matters disclosed prior to the date hereof in connection with the Cases, and (ii) to the extent consistent with the disclosure described in clause (i), the continuation and prosecution of the Cases, and the filing, solicitation of approvals and negotiation of the Plan for the Cases, shall not be deemed to have such an effect), (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document and (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Real Property” means any real property owned or leased by any Loan Party reasonably determined by the Administrative Agent to be material (it being understood and agreed that no real property held on the date hereof is Material Real Property unless it was already designated as such pursuant to the Existing DIP Agreement).

“Material Subsidiary” means, on any date of determination, any Subsidiary of the Borrower that, on such date, is not an Immaterial Subsidiary.

“Measurement Period” means, as of any date, a period of four consecutive completed fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Policies” has the meaning specified in Section 3.02(g)(iii)(C).

“Mortgages” has the meaning specified in Section 3.02(g)(iii)(A).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person that is not a Loan Party or an ERISA Affiliate or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate would reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

22	Chemtura (Term Loan) Credit Agreement

“Net Cash Proceeds” means, (a) with respect to any sale or other disposition of ownership after the Escrow Release Date of any Term Facility Collateral of the Borrower or any Guarantor (other than any sale or other such disposition of assets pursuant to Section 5.02(h)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii) or any single sale or other such disposition (or series of related sales or other dispositions) of assets for cash proceeds of less than $50,000), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on such asset and that is required to be repaid in connection with such sale or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such sale or other disposition, and (D) a reasonable reserve (which reserve shall be deposited into an escrow account with the Administrative Agent) for any purchase price adjustment or any indemnification payments (fixed and contingent) or other liabilities attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Stated Maturity Date);

(b) with respect to any Extraordinary Receipt of the Borrower or any Guarantor after the Escrow Release Date that is not otherwise included in clause (a) above, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on the assets giving rise to such Extraordinary Receipt and that is required to be repaid in connection with such Extraordinary Receipt, (B) the amount required to be paid with such Extraordinary Receipt under the terms of any contractual obligations permitted hereunder then in effect, (C) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such Extraordinary Receipt; and

(c) with respect to the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries (other than any Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received by the Borrower or its Subsidiaries in connection with such transaction over (ii) the fees, discounts and commissions, taxes and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“New Advance Funding Date” has the meaning specified in Section 2.19.

“New Advances” has the meaning specified in Section 2.19.

“Non-Consenting Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 9.01 that requires the consent of one or more Lenders in addition to the Required Lenders (other than in the case of any consent, waiver or amendment that solely requires the consent of the Required Lenders), any Lender whose agreement is necessary for the effectiveness of such consent, waiver or amendment but who does not so agree.

23	Chemtura (Term Loan) Credit Agreement

“Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made or held by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquired Debt” means Debt of a Person existing at the time that such Person becomes a Subsidiary of the Borrower pursuant to a Permitted Acquisition or other Investment permitted hereunder after the Funding Date, which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower).

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Subsidiary of all or substantially all the assets of, or more than 50% of the Equity Interests (other than directors’ qualifying shares) in, a Person or a division, line of business or other business unit of a Person so long as:

(a) (i) if required for such transaction to be consummated, the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition shall have approved such acquisition, (ii) if the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition is not required to approve such acquisition but is required to respond to the offer to effect such acquisition, such board or similar governing body shall have recommended that such Person’s shareholders accept such offer, or (iii) otherwise, the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition (unless such announcement has been withdrawn);

24	Chemtura (Term Loan) Credit Agreement

(b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Borrower and its Subsidiaries on the Funding Date or in a business reasonably related or ancillary thereto or otherwise permitted by Section 5.02(i);

(c) no Default or Event of Default has occurred and is continuing or would result therefrom;

(d) (i) all actions required to be taken under Sections 5.01(g) and (h) shall be taken not later than the times required therefor under such Sections, (ii) the aggregate amount of consideration paid by the Borrower and its Subsidiaries (including any assumed Debt or other liabilities of a Person acquired in such acquisition) in respect of Persons not becoming Guarantors and in assets, divisions, and lines of business or business units not being conveyed to the Borrower or a Guarantor (calculated net of acquired cash and Cash Equivalents that are transferred to the Borrower or a Guarantor in connection therewith) shall not exceed $300,000,000, and (iii) immediately after giving effect thereto and any Debt incurred or assumed in connection therewith, the Borrower and its Subsidiaries are in compliance, on a pro forma basis, with the requirements of Section 5.04, recomputed as at the last day of the last ended Measurement Period in respect of which quarterly or annual financial statements have been furnished to the Administrative Agent in accordance with Section 5.03(b) or (c) immediately preceding the date of such acquisition; and

(e) the Borrower has delivered to the Administrative Agent an officers’ certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance, including compliance with clause (d) above).

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or if commenced, shall have been stayed): (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that individually or together with all other Permitted Liens outstanding on any date of determination do not materially and adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; (f) any banker’s Lien or right of offset on moneys of the Borrower or any of its Subsidiaries in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business; (g) interest of lessees in property owned by the Borrower or any of its Subsidiaries where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Debt by the Borrower or any of its Subsidiaries; (h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of

25	Chemtura (Term Loan) Credit Agreement

customs duties in connection with the importation of goods; (i) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Borrower and its Subsidiaries in the ordinary course of business; (j) licenses, sublicenses, leases and subleases, to the extent that such would be an encumbrance, in each case entered into in the ordinary course of business and not materially interfering with the business of the Borrower or any of its Subsidiaries, (k) easements, restrictions (including zoning restrictions), rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (l) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Borrower or any of its Subsidiaries; (n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; (o) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement; (p) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice; (q) Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits by any proposed buyer in connection with any sale or disposition of assets permitted under this Agreement; (r) Liens consisting of an agreement to sell or otherwise dispose of any property in each case solely to the extent such sale or disposition would have been permitted on the date of the creation of such Lien; and (s) any netting or set-off arrangements entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Borrower or any Subsidiary of the Borrower.

“Permitted Ratio Debt” means unsecured Debt, provided that the Fixed Charge Coverage Ratio for the Borrower’s most recently ended Measurement Period in respect of which quarterly or annual financial statements have been furnished to the Administrative Agent in accordance with Section 5.03(b) or (c) immediately preceding the date on which such Debt is incurred would be at least 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Permitted Ratio Debt had been incurred, and the application of the net proceeds therefrom had occurred, at the beginning of such four-quarter period.

“Permitted Refinancing Debt” means any Debt of the Borrower or any Subsidiary thereof issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Debt of the Borrower or any Subsidiary thereof (other than Debt owed to the Borrower or to any Subsidiary of the Borrower); provided that:

(1) the amount of such Permitted Refinancing Debt does not exceed the amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

26	Chemtura (Term Loan) Credit Agreement

(3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to any of the Obligations under the Loan Documents, such Permitted Refinancing Debt is subordinated in right of payment to such Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded ranks equally in right of payment with any of the Obligations under the Loan Documents, such Permitted Refinancing Debt ranks equally in right of payment with, or is subordinated in right of payment to, such Obligations; and

(5) such Debt is incurred by either (a) the Subsidiary that is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded or (b) a Loan Party.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” has the meaning specified in Section 3.02(b).

“Plan Documents” has the meaning specified in Section 3.02(b).

“Platform” has the meaning specified in Section 9.12.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma Basis” means, in connection with the calculation of EBITDA, Fixed Charges or Interest Expense (each, a “Specified Metric”), that:

(1) in the event that the Borrower or any Subsidiary incurs, repays, repurchases or redeems any Debt or issues, repurchases or redeems Redeemable Equity Interests or Preferred Interests subsequent to the commencement of the period for which any Specified Metric is being calculated but on or prior to the date on which the event for which the calculation of such Specified Metric is made (the “Calculation Date”), then such Specified Metric will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Debt, or such issuance, repurchase or redemption of Redeemable Equity Interests or Preferred Interests, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(2) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Borrower or any Subsidiary (or by any Person that has subsequently become a Subsidiary or has subsequently merged or consolidated with or into the Borrower or any Subsidiary), including through mergers or consolidations, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and EBITDA for such reference period will be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

27	Chemtura (Term Loan) Credit Agreement

(3) any EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4) any Fixed Charges or Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges or Interest Expense, as the case may be, will not be obligations of the Borrower or any Subsidiary following the Calculation Date;

(5) whenever pro forma effect is to be given to an acquisition or disposition, the amount of EBITDA relating thereto and the amount of Fixed Charges or Interest Expense associated with any Debt incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Borrower provided that, pro forma calculations may include operating expense reductions and other operating improvements or synergies for such period resulting from such transaction (as determined in accordance with GAAP) for which pro forma effect is being given that have been realized, including but not limited to (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead;

(6) Fixed Charges or Interest Expense attributable to interest on any Debt (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Debt if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Debt) had been the applicable rate for the entire period; and

(7) Fixed Charges or Interest Expense attributable to interest on any Debt incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Debt for the four fiscal quarters subject to the pro forma calculation to the extent that such Debt was incurred solely for working capital purposes.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) at such time and the denominator of which is the amount of the Term Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the amount of the Term Facility as in effect immediately prior to such termination).

“Public Lender” has the meaning specified in Section 9.12.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Entity in connection with a Foreign Asset Based Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is customary in a Foreign Asset Based Financing as determined in good faith by the Borrower.

28	Chemtura (Term Loan) Credit Agreement

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights including rights to returned or repossessed goods, all insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Obligations under Hedge Agreements), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets

“Receivables Entity” means a Subsidiary of the Borrower or another Person formed for the purposes of engaging in a Foreign Asset Based Financing or which is regularly engaged in receivables financings and to which any Foreign Subsidiary transfers Receivables Assets, and which is designated by the Board of Directors of such Foreign Subsidiary (as provided below) to be a Receivables Entity (a) no portion of the Debt or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of Obligations (other than the principal of, and interest on, Debt) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Borrower or any Subsidiary of the Borrower (other than the Receivables Entity) in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Borrower or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Foreign Asset Based Financing”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; provided that any such designation by the Board of Directors of such Foreign Subsidiary is evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of a resolution of the Board of Directors of such Foreign Subsidiary giving effect to such designation, together with a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest, distributions or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Foreign Asset Based Financing.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Foreign Asset Based Financing to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or

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determinable date or dates at any time prior to the date that is six months after the Stated Maturity Date, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer (other than a change of control, so long as any rights of the holders thereof upon the occurrence of a change of control shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable under the Loan Documents) or (b) is redeemable at the option of the holder at any time prior to the date that is six months after the Stated Maturity Date.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Required Lenders” means, at any time, Lenders owed or holding more than 50% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (ii) the Commitment of such Lender at such time.

“Responsible Officer” means the chief executive officer, president, any executive vice president, chief financial officer, principal accounting officer, controller, chief restructuring officer or treasurer of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricting Information” has the meaning specified in Section 9.12.

“Revolving Facility” means the asset based revolving credit facility entered into on the Escrow Release Date in the initial maximum amount of $275 million (subject to subsequent commitment increases), as amended, supplemented, amended and restated, modified, replaced or refinanced from time to time (subject to any restrictions on such amendments, supplements, amendments and restatements, modifications, replacements or refinancings set forth herein or in the Intercreditor Agreement, and provided that any such amendment, supplement, amendment and restatement, modification, replacement or refinancing that constitutes Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund the Revolving Facility complies with the definition of “Permitted Refinancing Debt”, provided that for purposes of clause (1) of such definition, the amount of the Debt being extended, refinanced, renewed, replaced, defeased or refunded shall be deemed to be $400,000,000).

“Revolving Facility Commitment Letter” means the commitment letter, dated August 11, 2010 among the Borrower, Bank of America, BAS, Wells Fargo Capital Finance, LLC, CGMI, Barclays and GS, relating to the Revolving Facility.

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“Revolving Facility Credit Agreement” means the Senior Secured Revolving Facility Credit Agreement, to be entered into among the Borrower, the Guarantors, the lenders party thereto and Bank of America, as administrative agent, to govern the Revolving Facility, as such agreement may be amended, supplemented, amended and restated, modified, replaced or refinanced from time to time (subject to any restrictions on such amendments, supplements, amendments and restatements, modifications, replacements or refinancings set forth herein or in the Intercreditor Agreement, and provided that any such amendment, supplement, amendment and restatement, modification, replacement or refinancing that constitutes Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund the Revolving Facility complies with the definition of “Permitted Refinancing Debt”, provided that for purposes of clause (i) of such definition, the amount of the Debt being extended, refinanced, renewed, replaced, defeased or refunded shall be deemed to be $400,000,000).

“Revolving Facility Collateral” has the meaning specified in the Revolving Facility Credit Agreement.

“S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted under Article V that is entered into by and between any Loan Party or Non-Loan Party (provided that such Non-Loan Party has designated such Cash Management Agreement as a “Secured Cash Management Agreement” in a writing delivered to the Administrative Agent, and provided, further, that the aggregate principal or notional amount of Obligations (in terms of Agreement Value in the case of Secured Hedge Agreements) under all Secured Cash Management Agreements and Secured Hedge Agreements, in each case entered into by Non-Loan Parties to the extent secured under the Loan Documents or guaranteed under the Guaranty, shall not exceed $10,000,000 at any time outstanding) and any Cash Management Bank, in each case solely to the extent that the obligations in respect of such Cash Management Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents).

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party or Non-Loan Party (provided that such Non-Loan Party has designated such Hedge Agreement as a “Secured Hedge Agreement” in a writing delivered to the Administrative Agent, and provided, further, that the aggregate principal or notional amount of Obligations (in terms of Agreement Value in the case of Secured Hedge Agreements) under all Secured Cash Management Agreements and Secured Hedge Agreements, in each case entered into by Non-Loan Parties to the extent secured under the Loan Documents or guaranteed under the Guaranty, shall not exceed $10,000,000 at any time outstanding) and any Hedge Bank, in each case solely to the extent that the obligations in respect of such Hedge Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents).

“Secured Specified Credit Agreement” means any Specified Credit Agreement permitted under Article V that is entered into by and between any Loan Party or Subsidiary of a Loan Party and any Specified Credit Bank, in each case solely to the extent that the obligations in respect of such Specified Credit Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents).

31	Chemtura (Term Loan) Credit Agreement

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Secured Indebtedness as of such date to (b) EBITDA of the Borrower for the most recently completed Measurement Period in respect of which financial statements have been furnished to the Administrative Agent pursuant to Section 5.03.

“Secured Obligation” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Cash Management Banks, the Specified Credit Banks and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.02(a)(viii)(A).

“Senior Notes” has the meaning specified in the Preliminary Statements.

“Senior Notes Indenture” means the Indenture, dated as of August 27, 2010, between the Borrower, the guarantors named therein, and U.S. Bank, National Association, as trustee, under which the Senior Notes are issued, as amended, supplemented, amended and restated, modified, replaced or refinanced (in each case to the extent permitted by the terms hereof and in compliance with the definition of “Permitted Refinancing Debt”).

“Settlement Agreement” has the meaning specified in Section 3.02(b).

“Settlement Motion” has the meaning specified in Section 3.02(b).

“Settlement Order” has the meaning specified in Section 3.02(b).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and is not a Multiple Employer Plan or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, is greater than the total amount of debt, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts beyond their collective ability to pay such debts as such debt mature and (d) such Person does not have unreasonably small capital to conduct its business as currently conducted and as currently contemplated to be conducted. For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(i).

“Special Mandatory Prepayment” means the prepayment required by Section 2.05(c).

“Specified Credit Agreement” means any agreement to provide foreign working capital facilities or foreign vendor financing facilities in an aggregate principal amount at any one time outstanding not to exceed $25,000,000 or the foreign currency equivalent thereof.

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“Specified Credit Bank” means any Person that, at the time it enters into a Specified Credit Agreement, is a Lender, an Affiliate of a Lender, a Lead Arranger, or an Affiliate of a Lead Arranger, in each case in its capacity as a party to such Specified Credit Agreement.

“Specified Refinancing Debt” means any Debt of the Borrower (other than proceeds of loans under the Revolving Facility, but including advances made after the Escrow Release Date pursuant to an amendment of this Agreement), the proceeds of which are received prior to the first anniversary of the Effective Date (excluding such Debt issued in connection with (a) a Change of Control transaction or (b) any other transaction in which any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower), if the interest rate margins for such Debt are lower than the interest rate margins for the Advances; provided that, in determining the interest rate margins applicable to the Advances and such Debt (A) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable or paid, as the case may be, by any Loan Party to the lenders of the Advances or such new Debt, as the case may be, in the initial primary syndication thereof shall be included (with original issue discount being equated to interest based on assumed 4-year life to maturity), (B) customary arrangement, structuring, underwriting or commitment fees (or similar fees, however denominated) payable or paid, as the case may be, to any of the Bookrunners (or their affiliates) in connection with the Advances and to one or more arrangers (or their affiliates) of such new Debt shall be excluded and (C) any Eurodollar rate floor or base rate floor shall be equated to interest rate margin as determined by the Administrative Agent in accordance with generally accepted financial practice.

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which are customary in a Foreign Asset Based Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed a Standard Receivables Undertaking.

“Stated Maturity Date” means the date that is the sixth anniversary of the Funding Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time, Lenders owed or holding 75% or more in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (ii) the Commitment of such Lender at such time.

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“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after the Funding Date (but excluding, for the avoidance of doubt, Debt under the Senior Notes and the Revolving Facility).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 2.11(a).

“Term Facility” means, at any time, the aggregate amount of the Lenders’ Commitments or Advances at such time.

“Term Facility Collateral” means all tangible and intangible assets of the Loan Parties (other than any assets comprising Revolving Facility Collateral), including, without limitation, real property, equipment, Intellectual Property, Equity Interests of their direct Subsidiaries (including 100% of the non-Voting Stock of their respective Foreign Subsidiaries and no more than (to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Loan Parties) 65% of the Voting Stock of their respective Foreign Subsidiaries that are CFCs and entities that are treated as partnerships or disregarded entities for United States federal income tax purposes and whose assets are solely capital stock of CFCs) and other investment property.

“Term Facility Increase Funding Date” has the meaning specified in Section 2.18.

“Termination Date” means the earliest to occur of (i) the Stated Maturity Date and (ii) the date of the acceleration of the Advances pursuant to Section 6.01.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

34	Chemtura (Term Loan) Credit Agreement

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” has the meaning specified in the recital of parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) and (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each such advance, an “Advance”) on the Funding Date in an amount equal to 99.0% of such Lender’s Commitment at such time (and the remaining 1.0% of each Lender’s Commitment at such time shall be retained by such Lender), the proceeds of which shall be funded directly into the Escrow Account in accordance with the Escrow Agreement and Section 2.02(a); it being agreed that the principal amount of each Advance owing hereunder shall be an amount equal to 100% of the applicable Lender’s Commitment. Notwithstanding anything in this Agreement to the contrary, prior to the Escrow Release Date, the Lenders’ recourse in respect of their Advances will be limited to amounts in the Escrow Account, and the Borrower shall have no obligations in respect of such Advances other than funding amounts into the Escrow Account in accordance with the terms of the Escrow Agreement. The Borrowing under this Section 2.01 shall consist of Advances made simultaneously by the Lenders in the amount of their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Advances may be Base Rate Advances or Eurodollar Rate Advances, as further provided herein and shall, in each case, be denominated in U.S. dollars.

Section 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b), or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing (other than the initial Borrowing hereunder) consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or the initial Borrowing hereunder, by the Borrower to the Administrative Agent,

35	Chemtura (Term Loan) Credit Agreement

which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance (except that the initial Interest Period for the Advances made on the Funding Date shall be two (2) months). Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, (i) in the case of the initial Borrowing hereunder, the Administrative Agent will deposit such funds into the Escrow Account on the Funding Date in accordance with the Escrow Agreement or (ii) in the case of any Borrowing on or after the Escrow Release Date, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.09.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

36	Chemtura (Term Loan) Credit Agreement

(e) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Section 2.02, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.03 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Advances then outstanding.

Section 2.04 Termination or Reduction of Commitments. Upon the making of the Term Advances pursuant to Section 2.01, the Commitments shall be automatically and permanently reduced to zero.

Section 2.05 Prepayments. (a) Optional. The Borrower may, upon at least three Business Days’ notice in the case of Eurodollar Rate Advances and one Business Day’s notice in the case of Base Rate Advances, in each case to the Administrative Agent received not later than 11:00 A.M. (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and any additional amounts required pursuant to Section 9.04(d); provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of the Advances. Notwithstanding the foregoing, to the extent the Borrower makes a prepayment of Advances pursuant to this Section 2.05(a) in connection with an incurrence of Specified Refinancing Debt on or prior to the first anniversary of the Closing Date, the Borrower shall pay a premium of 1% of the aggregate principal amount of such Advances prepaid.

(b) Mandatory.

(i) The Borrower shall, on the Business Day following the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries with respect to any sale, lease, transfer or other disposition of any Term Facility Collateral or any Extraordinary Receipt, prepay an aggregate principal amount of the Advances equal to such Net Cash Proceeds; provided, however, that (A) in the case of Net Cash Proceeds that are Extraordinary Receipts in respect of any casualty or condemnation event related to the Term Facility Collateral (“Extraordinary Receipts Proceeds”), to the extent such Extraordinary Receipts Proceeds are used to repair, restore or replace the assets that are the subject of such event in substantially the same location within 180 days after the receipt of such Extraordinary Receipts Proceeds by a Loan Party or any of its Subsidiaries, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder; (B) with respect to any Net Cash Proceeds (that are not Extraordinary Receipts Proceeds) realized under a sale, transfer or other disposition, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date

37	Chemtura (Term Loan) Credit Agreement

of such sale, transfer or other disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated; and provided, further, however, that any Net Cash Proceeds not so reinvested by the conclusion of such reinvestment period shall on the following Business Day be applied to the prepayment of Loans as set forth in this Section 2.05(b)(i); and (C) in the case of Extraordinary Receipts Proceeds on account of the claims subject to the Conyers Fire Settlement, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder to the extent that such Extraordinary Receipts Proceeds shall be used to pay or reimburse the Loan Parties and their Subsidiaries for funding the settlement fund described in the definition of “Conyers Fire Settlement” and/or for legal fees and expenses incurred in connection therewith.

(ii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 5.02(b)), the Borrower shall prepay an aggregate principal amount of Advances equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iii) Within five Business Days after financial statements and the related certificate of a Responsible Officer of the Borrower have been delivered pursuant to Section 5.03(c) for the Fiscal Year ended on December 31, 2012 and for each Fiscal Year thereafter, the Borrower shall (subject to the ECF Prepayment Conditions being satisfied in respect of such prepayment) prepay an aggregate principal amount of Advances equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Fiscal Year covered by such financial statements, minus (B) the aggregate principal amount of voluntary principal prepayments of the Advances and advances under the Revolving Facility (so long as such prepayments of advances under the Revolving Facility are accompanied by a corresponding permanent commitment reduction of the Revolving Facility) made pursuant to Section 2.05(a) hereof or in accordance with the terms of the Revolving Facility Credit Agreement, as the case may be.

(c) Special Mandatory Prepayment. If the Escrow Release Date has not occurred prior to the earlier of (x) the date on which the Borrower determines in its sole discretion that any of the conditions precedent set forth in Section 3.02 cannot be satisfied and (y) the Escrow End Date (the earlier of such dates being the “Escrow Conditions Failure Date”), then on the third Business Day following the Escrow Conditions Failure Date (or, if the Escrow Conditions Failure Date shall be the Escrow End Date, on the Escrow End Date), the outstanding principal amount of the Advances (less any original issue discount related to the Advances) shall be prepaid out of amounts released from the Escrow Account, together with all accrued and unpaid interest thereon from the Funding Date to but excluding the date of such prepayment and all other expenses or other amounts then due and owing under any Loan Document.

(d) All prepayments under subsections (b) and (c) of this Section 2.05 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any additional amounts required pursuant to Section 9.04(d). All prepayments of Advances under this Section 2.05 shall be applied to remaining installments of the Advances in the inverse order of their maturity.

Section 2.06 Interest. (a) Scheduled Interest. The Borrower shall pay interest on each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last Business Day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

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(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period (and, if such Interest Period has a duration of six months, also on the date falling three months from the first day of such Interest Period) and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender (whether or not due), payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.

Section 2.07 Initial Lender Fees. The Borrower shall pay to the Administrative Agent and the Bookrunners (or their respective Affiliates) such other fees as may be from time to time agreed among the Borrower, the Administrative Agent and the Bookrunners (or their respective Affiliates).

Section 2.08 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion (or the Business Day prior to the date of the proposed Conversion, in the case of a Conversion of a Eurodollar Rate Advance to a Base Rate Advance) and subject to the provisions of Section 2.09, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $5,000,000, no Conversion of Advances shall result in more than 10 separate Interest Periods in effect with respect to the Advances, and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the principal amount of Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.

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(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.09 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.09, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.11 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

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(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.10 Payments and Computations. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, not later than 11:00 A.M. (New York, New York time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders) and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Advances then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations under the Loan Documents owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

(c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due (subject to the limitations on the exercise of remedies upon an Event of Default set forth in Article VI hereof). Each of the Lenders hereby agrees to notify the Borrower promptly after any such setoff and application shall be made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such charge.

(d) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

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(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender in immediately available funds together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11 Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and any United States federal withholding tax that would not have been imposed but for a failure by such Lender or such Agent (or any financial institution through which any payment is made to such Lender or such Agent) to comply with the applicable requirements of Sections 1471 through 1474 of the Internal Revenue Code and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

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(c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, including Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. A certificate as to the amount of any such taxes or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and Borrower with whichever of the following is applicable: (i) two executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) two executed originals of Internal Revenue Service Form W-8ECI, (iii) two executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, (iv) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two executed originals of Internal Revenue Service Form W-8BEN, or (v) two executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Administrative Agent to determine the withholding or deduction required to be made. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a

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Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent two executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent if necessary to enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.

(g) Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Person.

(h) Any Lender claiming any additional amounts pursuant to this Section 2.11 shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change (i) is necessary to reduce any such additional amounts and (ii) would not, in the sole determination of such Lender, be disadvantageous to such Lender.

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Section 2.12 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (other than pursuant to Section 2.09, 2.11, 9.04 or 9.07), (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time (other than pursuant to Section 2.09, 2.11, 9.04 or 9.07) to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time (other than pursuant to Section 2.09, 2.11, 9.04 or 9.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time (other than pursuant to Section 2.09, 2.11, 9.04 or 9.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations under the Loan Documents due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.13 Use of Proceeds. The proceeds of the Advances shall only be utilized to (i) refinance the obligations outstanding under the Existing DIP Agreement, (ii) to pay fees, costs and expenses in connection with such refinancing and the financings arranged in connection with the Borrower’s (and its Subsidiaries’) emergence from Chapter 11 of the Bankruptcy Code pursuant to the Plan (as defined below), including with respect to the Senior Notes, the Revolving Facility and the Term Facility, (iii) to pay certain other creditors of the Loan Parties, (iv) to fund distributions to be made and finance other payments and reserves contemplated, in each case in accordance with the Plan or the Disclosure Statement, (v) to pay administration and priority claims, (vi) to make contributions to the Borrower’s United States pension fund, (vii) to pay fees for professional services and (viii) for other general corporate purposes and activities (including but not limited to Investments, Permitted Acquisitions and other transactions permitted hereunder).

Section 2.14 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.

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(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.15 Evidence of Debt. (a) The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the

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absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.16 Replacement of Certain Lenders. In the event a Lender shall have (a) become a Defaulting Lender under Section 2.14, (b) requested compensation from the Borrowers under Section 2.11 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.09 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 2.09(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders or (d) become a Non-Consenting Lender (in each case, an “Affected Lender”), then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignments and Acceptances within 5 Business Days after the date of such demand, to one or more financial institutions that the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Advances owing to it), in accordance with Section 9.07. The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 9.04(c) with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

Section 2.17 Escrow of Advances. (a) On the Funding Date, the Borrower, the Administrative Agent and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which the Administrative Agent, on behalf of the Lenders, will deposit the proceeds of the Advances into the Escrow Account (net of costs, fees and expenses payable to the Bookrunners and their affiliates pursuant to the Engagement Letter and the Fee Letter), and the Borrower will deposit an amount of cash equal to (i) the amount of costs, fees, expenses and other compensation payable by the Borrower pursuant to Section 3.01(e) and (ii) the amount of interest expected to accrue hereunder on the Advances from the Funding Date to but excluding the initial Escrow End Date, which shall be determined assuming the Advances bear interest (and the Advances shall bear interest notwithstanding any election under this Agreement to the contrary) at the Eurodollar Rate for the 2-month period ending on the Escrow End Date (as such rate is determined by the Administrative Agent on the Funding Date). The Borrower shall grant the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the Escrow Collateral.

(b) The parties hereto hereby agree that the funds held in the Escrow Account will be (i) released (pursuant to the Escrow Agreement) to the Borrower on the Escrow Release Date upon delivery by the Borrower of the Release Notice and the Officer’s Certificate pursuant to and as defined in Section 5.1 of the Escrow Agreement, or (ii) used to make the Special Mandatory Prepayment in accordance with Section 2.05(c).

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Section 2.18 Increase in Term Facility. (a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time on or after the Escrow Release Date request an increase in the Advances by an aggregate amount (for all such requests and together with any requests under Section 2.19, in each case to the extent such requests result in a corresponding increase in the Term Facility or a New Advance) not exceeding $125,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. To achieve such requested increase, the Borrower may invite the Lenders to make additional Advances and/or may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel, provided any Advances made by an Eligible Assignee pursuant to this Section 2.18 shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. At the time of sending the notice described in the first sentence of this Section, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and/or Eligible Assignee is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to such Lender or Eligible Assignee). The Borrower may offer and pay to each Lender (an “Increasing Lender”) that agrees to make additional Advances, and to each additional Eligible Assignee that agrees to becomes a Lender pursuant to this Section 2.18, such fees or original issue discount as it may elect in connection with any such increase in the Advances, provided that in the event the interest rate margins (other than as a result of the imposition of default interest) for any Increasing Lender’s additional Advances or any Advances of any such Eligible Assignee are higher than the interest rate margins for the Advances of the non-Increasing Lenders by more than 0.50%, then the interest rate margins for the Advances of the non-Increasing Lenders shall be increased to the extent necessary so that such interest rate margins shall be equal to the interest rate margins for such Increasing Lender’s additional Advances or the Advances of such Eligible Assignee, minus 0.50%; provided further that, in determining the interest rate margins applicable to any Increasing Lender’s additional Advances or any Advances of any such Eligible Assignee and the Advances of the non-Increasing Lenders (A) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable by any Loan Party to any Lender or Increasing Lender or any Eligible Assignee in the initial primary syndication of the Advances or the increased Advances hereunder, as the case may be, shall be included (with original issue discount being equated to interest based on assumed 4-year life to maturity), and (B) customary arrangement, structuring, underwriting or commitment fees (or similar fee, however denominated) payable to any of the Bookrunners (or their affiliates) in connection with the Advances or any increase in the Advances hereunder or to one or more arrangers (or their affiliates) thereof shall be excluded.

(b) Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Advances and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Pro Rata Share in respect of the Term Facility) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Advances. Any Lender approached to increase its Advances may elect to decline, in its sole discretion, to increase its Advances.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d) Funding Date and Allocations. If the Advances are increased in accordance with this Section 2.18, the Administrative Agent and the Borrower shall determine the effective date (the “Term Facility Increase Funding Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Term Facility Increase Funding Date.

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(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Facility Increase Funding Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, immediately before and immediately after giving effect to such increase, (A) no Default exists or would arise from such increase, and (B) after giving effect to such increase, the Borrower would be in pro forma compliance with the requirements of Section 5.04. The additional Advances shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.12 or 9.01 to the contrary.

Section 2.19 New Term Loan Facility. (a) Request for New Term Loan Facility. Upon notice to the Administrative Agent, the Borrower may from time to time on or after the Escrow Release Date request a new tranche or tranches of term loan advances (“New Advances”) in an aggregate amount (for all such requests and together with any requests under Section 2.18, in each case to the extent such requests result in a corresponding increase in the Term Facility or a New Advance) not exceeding $125,000,000; provided that (i) any such request for New Advances shall be in a minimum amount of $25,000,000, (ii) the maturity date and weighted average life to maturity (as of the effective date of the New Advances) of such New Advances shall be no earlier than, or shorter than, as the case may be, the maturity date and weighted average life to maturity (as of the effective date of the New Advances), as the case may be, of the Term Facility, (iii) the interest rate margins applicable to the New Advances shall be determined by the Borrower and the lenders thereof, provided that in the event the interest rate margins (other than as a result of the imposition of default interest) for any New Advance are higher than the interest rate margins for the Advances by more than 0.50%, then the interest rate margins for the Advances shall be increased to the extent necessary so that such interest rate margins shall be equal to the interest rate margins for such New Advances, minus 0.50%; provided further that, in determining the interest rate margins applicable to the New Advances and the Advances (A) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable or paid, as the case may be, by any Loan Party to the lenders of Advances or New Advances, as the case may be, in the initial primary syndication thereof shall be included (with original issue discount being equated to interest based on assumed 4-year life to maturity), (B) customary arrangement, structuring, underwriting or commitment fees (or similar fee, however denominated) payable or paid, as the case may be, to any of the Bookrunners (or their affiliates) in connection with Advances or New Advances, as the case may be, or to one or more arrangers (or their affiliates) thereof shall be excluded and (C) if there is a Eurodollar rate floor or base rate floor applicable to the New Advances that is greater than 1.5% per annum, or 2.5% per annum, respectively, such increased amount at the time of such determination shall be equated to an increase in the interest rate margin for purposes of determining whether the interest rate margins for any New Advances are higher than the applicable interest rate margins for the Advances, (iv) such New Advances rank pari passu in right of payment and security with the Advances, and (v) such New Advances are on the same terms and conditions as those set forth in this Agreement, except as set forth in clause (ii) or (iii) above or to the extent reasonably satisfactory to the Administrative Agent.

(b) Proposed Lenders. Any proposed New Advances may be requested from existing Lenders, new prospective lenders who are Eligible Assignees or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and/or the Borrower, provided that any New Advances made by an Eligible Assignee

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shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Any Lender approached to provide all or a portion of the New Advances may elect or decline, in its sole discretion, to provide New Advances.

(c) Amendments. The Administrative Agent shall promptly notify the Borrower and the Lenders of the amount and effective date (the “New Advance Funding Date”) of any New Advance. The New Advances shall constitute “Advances” for all purposes of the Loan Documents, and the Loan Documents, including, without limitation, Section 2.04, 2.05, 2.12 and 9.01 and all necessary related definitions of this Agreement shall be amended in a writing executed and delivered by the Borrower and the Administrative Agent (without any further consent of Required Lenders that would otherwise be required under Section 9.01) to include the New Advances in a manner comparable to the other Advances, as applicable. In connection with any New Advance, this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower and the Administrative Agent (without any further consent of Required Lenders that would otherwise be required under Section 9.01) to reflect any technical changes necessary to give effect to such New Advance in accordance with its terms as set forth herein, which may include the addition of such New Advances as a separate facility and the inclusion of any such separate facility in the provisions relating to mandatory prepayments set forth in Section 2.05(b) and to sharing set forth in Section 2.12 in a manner consistent with the treatment hereunder of the Term Facility.

(d) Conditions to Effectiveness of New Advances. As a condition precedent to any New Advances, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party dated as of the New Advance Funding Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such New Advances, and (B) in the case of the Borrower, certifying that, immediately before and immediately after giving effect to such New Advances, (1) no Default exists or would arise from such New Advance, and (2) after giving effect to such increase, the Borrower would be in pro forma compliance with the requirements of Section 5.04 and (ii) all deeds, conveyances, security agreement, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments or any amendment or modification of any thereof, as, the Administrative Agent may reasonably request from time to time in order to reflect such New Advances.

ARTICLE III

CONDITIONS TO FUNDING AND ESCROW RELEASE

Section 3.01 Conditions Precedent to Funding. The obligation of each Lender to make an Advance pursuant to Section 2.01 is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Bankruptcy Court shall have approved the Disclosure Statement.

(b) The Administrative Agent shall have received on or before the Funding Date the following, each dated such day (unless otherwise specified):

(i) This Agreement, duly executed by the parties hereto.

(ii) an escrow agreement, in substantially the form of Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Escrow Agreement”), duly executed by the Borrower, the Administrative Agent and the Escrow Agent.

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(iii) Certified copies of the resolutions of the board of directors of the Borrower approving the execution and delivery of this Agreement and the other Loan Documents.

(iv) A copy of the charter or other constitutive document of the Borrower and each amendment thereto, certified (as of a date not more than 20 days prior to the Funding Date), if applicable, by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(v) A certificate of the President or a Vice President and the Secretary or an Assistant Secretary of the Borrower, dated the Funding Date (the statements made in which certificate shall be true on and as of the Funding Date), certifying as to (A) the accuracy and completeness as of the Funding Date of the charter or other constitutive document of the Borrower delivered pursuant to Section 3.01(b)(iv) and the absence of any changes thereto since the date of the Secretary of State’s certificate referred to in such Section; (B) a true and correct copy of the bylaws (or equivalent organizational documents) of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(b)(iii) were adopted and on the Funding Date; and (C) the due incorporation and good standing or valid existence of the Borrower as a corporation or other entity organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding known to be pending or threatened in writing for the dissolution, liquidation or other termination of the existence of the Borrower.

(vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder.

(vii) The Borrower’s business plan prepared by the Borrower’s management, which shall include a financial forecast on a monthly basis for each of the first 12 months following the Funding Date and on an annual basis through the year 2014.

(viii) A Notice of Borrowing for the Borrowing to be made on the Funding Date.

(ix) A favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in customary form and reasonably satisfactory to the Administrative Agent, with respect to the existence of the Borrower, the due authorization, execution and delivery and enforceability of this Agreement and the Escrow Agreement against the Borrower, and the execution and delivery of this Agreement and the Escrow Agreement by the Borrower not conflicting with the constitutive document of the Borrower or with federal and New York law.

(x) [Intentionally omitted]

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(xi) Evidence that cash proceeds from the issuance of at least $455,000,000 in principal amount of the Senior Notes (net of fees, costs and expenses payable in connection with the issuance thereof) shall have been deposited into escrow.

(c) The Lenders shall have received (i) audited annual financial statements of the Borrower and its Subsidiaries, on a Consolidated basis, for the year ended December 31, 2009; and (ii) interim unaudited monthly and quarterly financial statements of the Borrower and its Subsidiaries since December 31, 2009 through the most recently ended fiscal month ending at least 30 days prior to the Funding Date (or in the case of quarterly financial statements, through the most recently ended fiscal quarter ending at least 45 days prior to the Funding Date).

(d) The Lenders shall have received all documentation and other information requested by the Administrative Agent (to the extent requested no later than three (3) Business Days prior to the Funding Date) as is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) All costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Engagement Letter and the Fee Letter and payable to the Bookrunners, the Administrative Agent or the Lenders shall have been paid to the extent due.

(f) Since December 31, 2009, there shall not have occurred a Material Adverse Change. As of the Funding Date, there shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that (i) would reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose conditions materially adverse to the Lenders upon the Term Facility or any of the other material transactions contemplated hereby.

(g) The Borrower shall have obtained ratings of the Borrower and the Term Facility from Moody’s.

(h) The following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing into escrow shall constitute a representation and warranty by the Borrower that on the Funding Date, such statements are true):

(i) the representations and warranties contained in each Loan Document entered into on the Funding Date are true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Funding Date, immediately before and immediately after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Funding Date, in which case such representations or warranties were true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language were true and correct in all respects) as of such specific date; and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

52	Chemtura (Term Loan) Credit Agreement

Section 3.02 Conditions Precedent to Escrow Release. The release from escrow of the proceeds of the Advances and the other Escrow Property pursuant to Section 2.17 hereof and Section 5.1 of the Escrow Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received on or before the Escrow Release Date the following, each dated the Escrow Release Date (unless otherwise specified):

(i) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.15(a).

(ii) Certified copies of the resolutions of the boards of directors of each of the Borrower and each Guarantor (as constituted immediately prior to the Escrow Release Date) approving the execution and delivery of this Agreement and the other Loan Documents to which it is a party.

(iii) A copy of the charter or other constitutive document of each Guarantor and each amendment thereto, certified (as of a date reasonably near the Escrow Release Date), if applicable, by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(iv) A certificate of the President or a Vice President and the Secretary or an Assistant Secretary of each Loan Party, dated the Escrow Release Date (the statements made in which certificate shall be true on and as of the Escrow Release Date), certifying as to (A) the accuracy and completeness as of the Escrow Release Date of the charter or other constitutive document of such Loan Party delivered pursuant to Section 3.02(a)(iii) and the absence of any changes thereto (other than those, if any, occurring on the Escrow Release Date upon effectiveness of, and as contemplated by, the Plan) since the date of the Secretary of State’s certificate referred to in such Section; (B) a true and correct copy of the bylaws (or equivalent organizational documents) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.02(a)(ii) were adopted and on the Escrow Release Date; and (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation or other entity organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding known to be pending or threatened in writing for the dissolution, liquidation or other termination of the existence of such Loan Party, except as set forth in the Plan.

(v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder to which it is a party.

(vi) A certificate (in form and substance reasonably satisfactory to the Administrative Agent) of the Chief Financial Officer of the Borrower, attesting to the Solvency of the Loan Parties, taken as a whole, immediately after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including the release to the Borrower of the Escrow Property on the Escrow Release Date) and the effective date and consummation of the Plan.

(vii) The following: (A) such certificates representing the Initial Pledged Equity, accompanied by undated stock powers, duly executed in blank, and such instruments evidencing the Initial Pledged Debt, duly indorsed in blank, as the Loan

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Parties may be able to deliver using their reasonable best efforts, (B) proper financing statements (Form UCC-1 or a comparable form) under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens and security interest created or purported to be created under the Security Agreement, covering the Collateral described therein, in each case completed in a manner reasonably satisfactory to the Administrative Agent, and (C) evidence of insurance (to the extent required to maintained pursuant to this Agreement) as reasonably requested by the Administrative Agent.

(viii) (A) A security agreement, in form and substance reflecting the terms of the Term Facility set forth in the Engagement Letter and otherwise reasonably satisfactory to the Borrower and the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Security Agreement”), duly executed by each Loan Party, together with evidence that all actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests in the Term Facility Collateral and the second priority Liens and security interests in the Revolving Facility Collateral, in each case created under the Security Agreement, have been taken or will be taken in accordance with the terms of the Loan Documents, (B) an intellectual property security agreement, in form and substance reflecting the terms of the Term Facility set forth in the Engagement Letter and otherwise reasonably satisfactory to the Borrower and the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Intellectual Property Security Agreement”), duly executed by each Loan Party having Intellectual Property covered thereby as of the Escrow Release Date, together with evidence that all actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Intellectual Property Security Agreement in the United States have been taken or will be taken in accordance with the terms of the Loan Documents, (C) an intercreditor agreement, in form and substance reflecting the terms and provisions set forth in Exhibit F hereto and otherwise reasonably satisfactory to the Borrower and the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Intercreditor Agreement”), duly executed by the parties thereto, and (D) the Guaranty, duly executed by each Guarantor.

(ix) Certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions, as applicable, in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens to be satisfied or discharged on the Escrow Release Date pursuant to the Plan or Permitted Liens and other Liens permitted under Section 5.02(a)).

(x) (A) A favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in customary form and in substance reasonably satisfactory to the Required Lenders, with respect to the Loan Documents delivered as of the Escrow Release Date, and (B) a favorable opinion of in-house counsel to the Loan Parties, in customary form and in substance reasonably satisfactory to the Required Lenders, with respect to the Loan Documents delivered as of the Escrow Release Date.

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(b) Confirmation Order. The Bankruptcy Court shall have entered a final order (the “Confirmation Order”) confirming a Chapter 11 plan of reorganization for the Debtors (as amended, supplemented or modified, or with any of the terms or conditions thereof waived, in each case as described below, the “Plan”) in accordance with Section 1129 of the Bankruptcy Code, which plan shall be substantially as set forth in the plan dated July 20, 2010 (together with all exhibits and other attachments thereto, as any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the consent of the Required Lenders with respect to any amendment, modification, supplement or waiver that is adverse in any material respect to the Lenders), the “Plan Documents”), or otherwise reasonably satisfactory to the Required Lenders. The Confirmation Order shall approve the transactions contemplated by Term Facility, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of the Lenders (unless otherwise reasonably satisfactory to the Required Lenders). The Plan shall have, or contemporaneous with the release of the Escrow Property the Plan shall, become effective. Further, either (i) the settlement of certain diacetyl claims as set forth in the settlement agreement (the “Settlement Agreement”), a copy of which is annexed to the motion filed with the Bankruptcy Court on July 29, 2010 (the “Settlement Motion”), shall have been approved, without material modification (it being understood that modifications contemplated under and in accordance with Section 3.3 of the Settlement Agreement are not material), by an order of the Bankruptcy Court (the “Settlement Order”) and both (x) the Settlement Agreement shall remain in full force and effect, without a right of the Borrower to terminate the Settlement Agreement in accordance with Section 4.2 thereof and (y) the Settlement Order shall not be reversed, vacated or stayed or (ii) claims that were the subject of the Settlement Agreement in an amount and number such that (if such amount and number of claimants had accepted the Settlement Agreement) the Borrower would not have had the right to terminate the Settlement Agreement in accordance with Section 4.2 thereof, shall have been (A) estimated, for purposes of creating a cash reserve that will provide the sole source of recovery for such estimated claims, and/or (B) settled pursuant to settlement agreements in full force and effect, with such settlements and estimates described in clauses (A) and (B) being in an aggregate cash amount substantially consistent with (or less than) the aggregate settlement amount set forth in the Settlement Agreement and in each case being approved pursuant to one or more orders of the Bankruptcy Court (collectively, the “Estimation/Settlement Orders”), and such Estimation/Settlement Orders shall not be reversed, vacated or stayed.

(c) Other Indebtedness. The Lenders shall have received reasonably satisfactory evidence that the obligations of the Borrower and each of its other debtor Subsidiaries with respect to the Existing DIP Agreement have been satisfied and discharged and any collateral in respect thereof released, except that letters of credit issued under the Existing DIP Agreement that are supported by cash or letters of credit issued under the Revolving Facility may remain outstanding. Concurrently with the consummation of the Plan, all pre-existing Debt of the Borrower and its Subsidiaries (other than Debt permitted to remain outstanding under the Plan and the Loan Documents) shall have been repaid, repurchased, discharged or otherwise satisfied in full, all commitments relating thereto shall have been terminated, and all Liens or security interests related thereto shall have been terminated or released. In addition, the Administrative Agent shall have received evidence that the “Closing Date” under and as defined in the Revolving Facility Credit Agreement shall have occurred and that the Borrower has received the net cash proceeds from the issuance of at least $455,000,000 in principal amount of the Senior Notes. The terms of the Revolving Facility, taken as a whole, shall be substantially consistent with those set forth on the term sheet attached to the Revolving Facility Commitment Letter, except to the extent failure to be substantially consistent is not materially adverse to the interests of the Lenders.

55	Chemtura (Term Loan) Credit Agreement

(d) Financial Statements. The Lenders shall have received interim unaudited monthly and quarterly financial statements of the Borrower and its Subsidiaries, on a Consolidated basis, since December 31, 2009 through the most recently ended fiscal month ending at least 30 days prior to the Escrow Release Date (or in the case of quarterly financial statements, through the most recently ended fiscal quarter ending at least 45 days prior to the Escrow Release Date).

(e) Payment of Fees. All costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Engagement Letter and the Fee Letter and payable to the Bookrunners, the Administrative Agent or the Lenders shall have been paid to the extent due.

(f) Representations and Warranties; No Default. The following statements shall be true (and each of the giving of the Release Notice under and as defined the Escrow Agreement and the acceptance by the Borrower of the proceeds of the release of the Escrow Property to the Borrower shall constitute a representation and warranty by the Borrower that on the date of such release from escrow of the Escrow Property, such statements are true):

(i) the representations and warranties contained in each Loan Document are true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Escrow Release Date, immediately before and immediately after giving effect to such release of the Escrow Property and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of release of the Escrow Property, in which case such representations or warranties were true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language were true and correct in all respects) as of such specific date; and

(ii) no event has occurred and is continuing, or would result from such release of the Escrow Property or from the application of the proceeds therefrom, that constitutes a Default.

(g) Others.

(i) All material governmental and third party consents and approvals necessary in connection with the Term Facility and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Lenders) and shall remain in effect.

(ii) The Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective Subsidiaries forming part of the Collateral.

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(iii) The Administrative Agent shall have received, with respect to each Material Real Property, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(A) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance substantially consistent with the corresponding documents delivered pursuant to the Existing DIP Agreement (together with each other mortgage delivered pursuant to Section 5.01(h), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(B) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(C) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances, excepting only Liens permitted under Section 5.02(a);

(D) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated or rectified to the reasonable satisfaction of the Administrative Agent no more than 30 days before the Escrow Release Date, certified (or, in the case of existing surveys, recertified) to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent;

(E) a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, as to corporate formalities and as to such other matters as the Administrative Agent may reasonably request, in customary form and in substance reasonably satisfactory to the Administrative Agent;

(F) opinions of local counsel for the Loan Parties in states in which the Material Real Properties are located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in customary form and in substance reasonably satisfactory to the Administrative Agent;

(G) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken; and

(I) evidence of insurance required by the terms of the Mortgages;

provided, however, that if the Borrower is unable to deliver one or more of the items described in Section 3.02(g)(iii) above after the exercise of commercially reasonable efforts, delivery of such undelivered items shall not be a condition precedent under this Section 3.02, and the Borrower hereby agrees to deliver such items to the Administrative Agent within 45 days after the Escrow Release Date; provided further that in each case, the Administrative Agent may, in its reasonable discretion, grant extensions of such time period.

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Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Section 3.01 and 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date or the Escrow Release Date, as the case may be, specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so duly organized, validly existing or in good standing in the case of a Foreign Subsidiary has not had, or would not reasonably be expected to have, a Material Adverse Effect, (ii) is duly qualified and in good standing (to the extent applicable with respect to the subject jurisdiction) as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed on Schedule 4.01(a) hereto in the percentages specified on Schedule 4.01(a) hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.

(b) Set forth on Schedule 4.01(a) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the Funding Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interests owned (directly or indirectly) by the Borrower or its Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of each Material Subsidiary that is a wholly owned Subsidiary of the Borrower, other than Excluded Subsidiaries, Listed Subsidiaries, Receivables Entities and captive insurance entities, showing as of the Funding Date (as to each such Subsidiary) its U.S. taxpayer identification number. The copy of the charter of the Borrower and each amendment thereto provided pursuant to Section 3.01(a)(iii) is a true and correct copy of each such document as of the Funding Date, each of which is valid and in full force and effect.

(c) The execution, delivery and performance by the Borrower of this Agreement and the Notes and by each Loan Party each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, are within such Loan

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Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or (iv) except for the Liens created or to be created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries except, in each case referred to in clauses (ii) and (iii), to the extent that such violation conflict, breach or default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement or the Notes or by any Loan Party of any other Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for those authorizations, approvals, actions, notices and filings which have been, or will be on the Escrow Release Date, duly obtained, taken, given, waived or made and are in full force and effect, or will be on the Escrow Release Date, and those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.

(e) This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by equitable principles relating to enforceability and the effect of foreign laws, rules and regulations as they relate to Pledged Equity in Foreign Subsidiaries.

(f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, which have been furnished to each Lender, present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period, all in accordance with GAAP consistently applied. As of the Funding Date, since December 31, 2009 there has not occurred a Material Adverse Change.

(g) All projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such projections, it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, and that no guarantees can be given that the forecasts will be realized and that any differences from the projections may be material.

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(h) The information, exhibits and reports furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, taken as a whole, made therein not misleading in any material respect in light of the circumstances under which such statements were made.

(i) As of the Funding Date, except as set forth on Schedule 4.01(i) and the Cases, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending before any arbitrator or governmental instrumentality that (i) would reasonably be expected to result in a Material Adverse Change or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.

(j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower or Subsidiary know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(l) (i) Other than the filing of the Cases, no ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a liability of any Loan Party or any ERISA Affiliate that in the aggregate would reasonably be expected to have a Material Adverse Effect.

(ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate (A) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and (B) no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, that, in the case of (A) or (B) above and in the aggregate is reasonably expected to result in a liability to a Loan Party or an ERISA Affiliate in excess of $15,000,000.

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(m) Except as set forth on Schedule 4.01(m) or as would not reasonably be expected to result in a Material Adverse Effect, (i) the operations and currently owned, leased or operated properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, (ii) all material past non-compliance with Environmental Laws and Environmental Permits has been resolved, and (iii) to the knowledge of the Borrower and each of its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries, or (B) cause any currently owned, leased or operated property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

(n) Except to the extent failure to do so is permitted by Chapter 11 of the Bankruptcy Code, each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all Federal and material taxes shown thereon to be due, together with applicable interest and penalties except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP.

(o) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any unfair labor practices complaint, union representation campaigns, strike, lockout or other labor dispute.

(p) Other than as a result of the filing of the Cases, each Loan Party and each of its Subsidiaries is in compliance with all contracts and agreements to which it is a party, except such non-compliances as have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(q) As of the Escrow Release Date, the Collateral Documents (to the extent required hereby and thereby) create a valid security interest in the Collateral having the priority set forth in the Loan Documents (subject to Liens and security interests permitted under the Loan Documents) securing the payment of the Secured Obligations, and all UCC financing statements and filings of security agreements in the U.S. Patent and Trademark Office and U.S. Copyright Office, as applicable, in appropriate form, required to perfect (subject to Liens and security interests permitted under the Loan Documents) such security interest, to the extent such security interests can be perfected by the filing thereof, have been duly filed or provided to the Administrative Agent for filing. As of the Escrow Release Date, the Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for (i) the Liens and security interests created or permitted under the Loan Documents and (ii) defects in legal title to Intellectual Property that do not materially adversely affect the use of such property for its present purposes.

(r) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

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(s) [Intentionally Omitted]

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Funding Date of all Surviving Debt (other than under the Existing DIP Agreement) that is Debt for borrowed money (other than Surviving Debt in an aggregate amount not exceeding $5,000,000), showing as of the Funding Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Funding Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries (other than Liens on the Escrow Property and Liens under the Existing DIP Agreement) securing any Debt for borrowed money (other than Debt in aggregate amount not exceeding $5,000,000), showing as of the Funding Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(v) As of the Escrow Release Date, the Loan Parties and their Subsidiaries, taken as a whole, immediately after giving effect to the Escrow Release Date and the consummation of the Plan, are Solvent.

Notwithstanding anything to the contrary herein, (i) in respect of the Guarantors, none of the foregoing representations or warranties shall apply prior to the Escrow Release Date and (ii) in respect of the Borrower, none of the foregoing representations or warranties with respect to the Collateral Documents or the transactions contemplated thereby shall apply prior to the Escrow Release Date.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants. From and after the Escrow Release Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(h) or (l) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary that is not a Loan Party, if the board of directors (or similar governing body) of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(b) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders material to the business of the Borrower and its Subsidiaries, such compliance to include, without limitation, compliance with ERISA, applicable Environmental Laws and the Patriot Act, except in each case where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(c) Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d) Obligations and Taxes. Pay all its material obligations promptly and in accordance with their terms, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, and pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

(e) Access to Books and Records.

(i) Maintain or cause to be maintained at all times books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and, upon reasonable advance notice, provide the Lenders and their representatives (coordinated by the Administrative Agent) access to all such books and records during regular business hours (provided that so long as no Event of Default has occurred and is continuing, such visits shall be limited to, and the Borrower shall not be required to pay the expenses of the Lender for more than, one visit per calendar year), in order that the Lenders (coordinated by the Administrative Agent) may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower.

(ii) Grant the Lenders (coordinated by the Administrative Agent) reasonable access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters upon reasonable written notice (provided that so long as no Event of Default has occurred and is continuing, such inspections shall be limited to, and the Borrower shall not be required to pay the expenses of the Lender for more than, one inspection per calendar year).

(f) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.13.

(g) Covenant to Guarantee Obligations and Give Security. (i) Upon the formation or acquisition (provided that any such formation or acquisition occurring on or after the Funding Date but prior to the Escrow Release Date shall be deemed for purposes of this Section 5.01(g) to have occurred on the Escrow Release Date) of any Material Subsidiary that is a wholly owned

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direct Subsidiary (other than an Excluded Subsidiary) of the Borrower or a Guarantor, (ii) if any Subsidiary listed on Schedule 5.01(g) hereto (each, a “Listed Subsidiary”) shall not have been liquidated, dissolved or merged into any Guarantor in accordance with the Plan prior to the date (the “Listed Subsidiary Date”) that is 90 days after the Escrow Release Date, or (iii) if any Subsidiary of the Borrower provides a guaranty of the Senior Notes or the Revolving Facility at a time when such Subsidiary is not already a Guarantor, or if the designation of any Subsidiary of the Borrower as an Immaterial Subsidiary is subsequently rescinded in accordance with the definition of “Immaterial Subsidiary” (the date on which such guarantee is provided, or on which such designation is rescinded, each being a “Relevant Date”; provided that any such Relevant Date occurring on or after the Funding Date but prior to the Escrow Release Date shall be deemed for purposes of this Section 5.01(g) to have occurred on the Escrow Release Date), then in each case the Borrower shall, at the Borrower’s expense:

(A) within 10 days after (x) such formation or acquisition (in the case of clause (i) above), (y) the Listed Subsidiary Date (in the case of clause (ii) above), or (z) the Relevant Date (in the case of cause (iii) above), cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(B) within 15 days after (x) such formation or acquisition (in the case of clause (i) above), (y) the Listed Subsidiary Date (in the case of clause (ii) above), or (z) the Relevant Date (in the case of cause (iii) above), cause such Subsidiary to duly execute and deliver to the Administrative Agent a Security Agreement Supplement and an IP Security Agreement Supplement (to the extent such Subsidiary owns registered Intellectual Property) in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all the Collateral owned by such Subsidiary,

(C) [Intentionally omitted.]

(D) within 60 days after (x) such formation or acquisition (in the case of clause (i) above), (y) the Listed Subsidiary Date (in the case of clause (ii) above), or (z) or the Relevant Date (in the case of cause (iii) above), deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole discretion, a signed copy of a customary favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (A) and (B) above.

(h) Mortgages. With respect to any Material Real Property acquired by any Loan Party after the Escrow Release Date or owned by any Person that is a Non-Loan Party as of the Escrow Release Date but becomes a Loan Party after the Escrow Release Date, obtain and deliver to the Administrative Agent, no later than 60 days following the date of such acquisition or the date on which such Person becomes a Loan Party (or such later date as the Administrative Agent may reasonably determine), as applicable, duly executed Mortgages suitable for recording with respect to such Material Real Property and such other documents required to be furnished pursuant to Section 3.02(g)(iii) or as reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary in this Section 5.01(h), with respect to any leased Material Real Property with respect to which a Loan Party is the lessee, (i) such Loan Party shall use commercially reasonable efforts to obtain (x) (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (2) evidence that the applicable lease with respect to such leasehold interest

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or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (y) any lessor consent or approval of such Mortgage as may be required pursuant to the terms of the applicable lease with respect to such leasehold interest, and (ii) if such Loan Party shall fail to obtain the documents referred to in clauses (x) or (y) above with respect to any such leasehold interest, after using commercially reasonable efforts to do so, such Loan Party shall have no further obligation to comply with this Section 5.01(h )with respect to the applicable leasehold interest.

(i) Further Assurances.

(i) Promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof (except to the extent such correction requires consent of one or more third parties that cannot be obtained after commercially reasonable efforts).

(ii) Promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, except with respect to real properties that are not Material Real Properties, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s Collateral to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so (but in any event subject to the terms, provisions and limitations set forth therein).

(j) Maintenance of Properties, Etc. Except as otherwise permitted under Sections 5.02(h) and (l), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(k) Maintenance of Credit Rating. Use reasonable efforts to maintain a corporate rating for the Borrower and a rating for the Term Facility from either Moody’s or S&P.

(l) Interest Rate Hedging. Maintain interest rate Hedge Agreements such that at least 50% of the aggregate principal amount of the Advances and the Senior Notes shall either (i) bear interest at a fixed rate or (ii) be covered by such interest rate Hedge Agreements, at all times from no later than the date that is 180 days after the Escrow Release Date to the second anniversary of the Escrow Release Date.

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Section 5.02 Negative Covenants. From and after the Escrow Release Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or any of its Subsidiaries now owned or hereafter acquired by any of the Borrower or the Guarantors, other than: (i) (A) Liens listed on Schedule 4.01(u), (B) Liens outstanding on the Escrow Release Date permitted under the Existing DIP Agreement that is in effect on the Funding Date (as modified by any amendments, modifications or waivers thereto (other than those that are adverse to the interests of the Lenders in more than a de minimis respect)) and (in the case of the Loan Parties) contemplated under (and remaining outstanding on the Escrow Release Date in accordance with) the Plan and/or the Disclosure Statement, (C) Liens (having the priority set out in the Intercreditor Agreement) securing the Revolving Facility, Permitted Refinancing Debt for the Revolving Facility and any Obligations with respect to Cash Management Agreements (provided that the Liens securing such Obligations also secure the Revolving Facility and are permitted under the Revolving Facility) and (D) Liens securing Permitted Refinancing Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund Funding Date Debt (as defined below), to the extent that such Liens extend solely to the property securing the Funding Date Debt being so exchanged, extended, refinanced, renewed, replaced, defeased or refunded; (ii) Permitted Liens; (iii) [intentionally omitted]; (iv) Liens in favor of the Administrative Agent and the Secured Parties granted under the Loan Documents (including to secure Secured Specified Credit Agreements, Hedge Agreements and Secured Cash Management Agreements); (v) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease; (vi) Liens on assets of Foreign Subsidiaries securing Debt permitted under Section 5.02(b)(vi) and 5.02(b)(x); (vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice; (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, Liens on documents of title in respect of documentary letters of credit or banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (ix) Liens granted by a Non-Loan Party in favor of any Loan Party; (x) Liens pursuant to the Albemarle Settlement and Cross License; (xi) Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits in connection with any acquisition, Investment or sale or disposition permitted under this Agreement; (xii) Liens on assets of the Borrower and its Subsidiaries securing Debt permitted under Sections 5.02(b)(xi) and (if limited to the assets acquired pursuant to, and not incurred in contemplation of, the Permitted Acquisition to which such Debt relates) 5.02(b)(xiii); (xiii) Liens on assets of any Foreign Subsidiary securing its pension plan or other similar obligations of up to $60,000,000 at any one time outstanding; (xiv) Liens on assets securing obligations of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) in an aggregate amount not to exceed $25,000,000 at any time outstanding; and (xv) Liens on assets or Equity Interests of Joint Ventures securing Debt permitted under Section 5.02(b)(xiv).

(b) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents; (ii) (A) Surviving Debt described in Part 2 of Schedule 4.01(t), Debt and leases (including any operating leases recharacterized as capital

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leases) outstanding on the Escrow Release Date that are in each case permitted under the Existing DIP Agreement that is in effect on the Funding Date (as modified by amendments, modifications or waivers thereto (other than those that are adverse to the interests of the Lenders in more than a de minimis respect)) and (in the case of the Loan Parties) contemplated under (and remaining outstanding on the Escrow Release Date in accordance with) the Plan and/or the Disclosure Statement (such Debt and leases, together with such Surviving Debt described in Part 2 of Schedule 4.01(t), the “Funding Date Debt”), Debt under the Revolving Facility not to exceed $400,000,000 at any time outstanding, Debt under the Senior Notes not to exceed $455,000,000 at any time outstanding, and (B) any Permitted Refinancing Debt refunding, replacing or refinancing, in whole or in part, any Funding Date Debt (provided that for purposes of clause (i) of the definition of “Permitted Refinancing Debt”, the amount of the Funding Date Debt shall be deemed to be the amount thereof set forth in Part 2 of Schedule 4.01(t)); provided that the terms of any such extending, refunding, replacing or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; (iii) Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder; (iv) Debt in respect of customary overdraft protection and netting services and related liabilities arising from treasury, depository and cash management services in the ordinary course of business; (v) Debt consisting of Guarantee Obligations permitted by Section 5.02(c); (vi) Debt of Foreign Subsidiaries owing to third parties in an aggregate principal amount outstanding at any time not in excess of the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Net Tangible Assets of Foreign Subsidiaries (as measured at the time of incurrence of such Debt); (vii) Debt constituting mortgage financing, purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (ii) above) in an aggregate amount outstanding at any time not in excess of the greater of (A) $50,000,000 and (B) 2% of Consolidated Net Tangible Assets (as measured at the time of incurrence of such Debt); (viii) (A) Debt in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices, (B) Debt outstanding under Cash Management Agreements and (C) Debt under Secured Specified Credit Agreements not in excess of $25,000,000 at any one time outstanding; (ix) Debt which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations or guarantees or letters of credit, in each case incurred in connection with any judgment not constituting an Event of Default or arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, surety, performance, bid or appeal bonds and other similar types of performance and completion guarantees securing any obligations of the Borrower or any Subsidiary pursuant to such agreements, in any case incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests held by a Subsidiary (other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Equity Interests held by a Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Subsidiary in connection with such disposition; (x) Debt of Foreign Subsidiaries arising under any Foreign Asset Based Financing, in an aggregate principal amount for all such Foreign Asset Based Financings not to exceed $250,000,000 (or the foreign currency equivalent) at any time outstanding; (xi) Debt not otherwise permitted hereunder in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; (xii) Permitted Ratio Debt of Loan Parties; (xiii) Permitted Acquired Debt and Permitted Refinancing Debt refunding, replacing or refinancing, in whole or in part, such Permitted Acquired Debt; (xiv) Debt incurred on behalf of Joint Ventures of the Company or any Subsidiary not to exceed, at any one time outstanding, together with any Guarantee Obligations incurred in reliance on Section 5.02(c)(vii), the greater of $50,000,000 and 2.0% of Consolidated Net Tangible Assets (as measured at the time of incurrence of such Debt); (xv) [intentionally omitted]; (xvi) an aggregate of up to $25,000,000 of Debt at any one time outstanding constituting obligations with respect to letters of credit issued, or surety bonds

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incurred, in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 Business Days following such drawing or incurrence; (xvii) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business; (xviii) Debt consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Borrower or any of its Subsidiaries uses or sells in the ordinary course of business; (xix) Debt consisting of the financing of insurance premiums; (xx) Debt consisting of guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business; (xxi) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; (xxii) Debt issued by the Borrower or a Subsidiary of the Company to future, current or former employees, directors and consultants thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in Section 5.02(e)(iii); and (xxiii) other Debt, to the extent the Obligations thereunder are supported by a letter of credit issued under the Revolving Facility in reliance on Section 5.02(b)(ii)(A).

(c) Guarantees and Other Liabilities. Contract, create, incur, assume or permit to exist, or permit any Subsidiary to contract, create, assume or permit to exist, any Guarantee Obligations, except (i) Guarantee Obligations of a Loan Party in respect of Debt or other obligations of the Borrower or a Subsidiary of the Borrower, if such Debt or other obligations are then permitted under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) Guarantee Obligations constituting Investments of the Borrower and its Subsidiaries permitted hereunder, (iv) (A) to the extent constituting Guarantee Obligations, letters of credit issued to support Foreign Subsidiaries and other Non-Loan Parties, so long as such Guarantee Obligations and all other Investments in Foreign Subsidiaries and other Non-Loan Parties under Section 5.02(g)(iii) do not exceed $75,000,000 in the aggregate at any time outstanding, and (B) any Standard Receivables Undertakings, (v) any guaranty of Debt or other obligations of any Non-Loan Party by another Non-Loan Party, (vi) guarantees by the Borrower (which shall not be secured by assets of the Borrower) of contribution obligations existing on the Funding Date of Foreign Subsidiaries to pension plans of such Foreign Subsidiaries not to exceed $25,000,000 at any one time outstanding, (vii) guarantees of Debt of Joint Ventures of (A) the Company or (B) any Subsidiary; (viii) the Guaranty; (ix) Guarantee Obligations outstanding on the Escrow Release Date that are in each case permitted under the Existing DIP Agreement that is in effect on the Funding Date (as modified by amendments, modifications or waivers thereto (other than those that are adverse to the interests of the Lenders in more than a de minimis respect)) and (in the case of the Loan Parties) contemplated under (and remaining outstanding on the Escrow Release Date in accordance with) the Plan and/or the Disclosure Statement; and (x) Guarantee Obligations constituting Debt incurred or assumed in reliance on Section 5.02(b)(viii), 5.02(b)(xiii) or 5.02(b)(xx).

(d) [Intentionally omitted.]

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(e) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, redemption, repurchase or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrower, or set apart any sum for the aforesaid purposes (any such dividend, distribution, redemption, repurchase or payment declared, paid or made, or sum set apart therefor, a “Restricted Payment”) except for (i) Restricted Payments made on the Escrow Release Date in accordance with the Plan and/or the Disclosure Statement; (ii) Restricted Payments made out of the Available Amount, provided that no Default or Event of Default shall have occurred and is continuing or would result immediately therefrom and provided further that after giving effect to such Restricted Payment and any Debt incurred in connection therewith, the Borrower would be in compliance on a pro forma basis with the requirements of Section 5.04; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower (and any direct or indirect parent thereof) held by any future, current or former employee, director, officer or consultant of the Borrower (or any Subsidiary) (or their respective spouses and/or estates) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $5,000,000 (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); (iv) the declaration and payment of dividends by the Borrower to any direct or indirect parent company of the Borrower that owns 100% of the Borrower’s common stock in aggregate amounts not to exceed the aggregate amount required for such parent company to pay, in each case without duplication: (A) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Borrower and its Subsidiaries; (B) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries, provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, and Subsidiaries to pay such taxes separately from any such parent company; (C) customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of such parent company to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries; (D) general corporate overhead expenses of such parent company to the extent such expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries; (E) fees and expenses incurred by such parent company in connection with any unsuccessful equity issuances or incurrences of Debt to the extent the net proceeds thereof were intended to be contributed to the Borrower; and (F) taxes with respect to income of any such parent company derived from funding made available to the Borrower and its Subsidiaries by such parent company; (v) the payment of dividends on the Borrower’s common stock in an annual amount not to exceed 6.0% of the net cash proceeds received by or contributed to the Borrower from any public offering of common stock, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 (or any successor form); (vi) other Restricted Payments made in reliance on this clause (vi) not to exceed in the aggregate $75,000,000; (vii) the payment of dividends by the Borrower consisting solely of shares of the Borrower’s common stock or other Equity Interests of the Borrower (other than Redeemable Equity Interests); (viii) the payment of any dividend by a Subsidiary of the Borrower to all the holders of its common stock on a pro rata basis; (ix) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof and applicable withholding taxes, if any; (x) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Subsidiaries to

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allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Equity Interests of any such Person; (xi) any Restricted Payment made in connection with the transactions arising out of the Plan; (xii) the declaration and payment of dividends or distributions to holders of any class or series of Redeemable Equity Interests of the Borrower or any Subsidiary issued in accordance with Section 5.02(b); and (xiii) purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Foreign Asset Based Financing and the payment or distribution of Receivables Fees.

(f) Transactions with Affiliates. Enter into or permit any of its Subsidiaries to enter into any transaction with any Affiliate, other than on terms and conditions at least as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party that is at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction expressly permitted pursuant to the terms of the Loan Documents, including, without limitation, Investments permitted under Section 5.02(g); (iv) customary fees and other benefits to officers, directors, managers and employees of the Borrower and its Subsidiaries; (v) reasonable and customary employment and severance arrangements with officers and employees of the Borrower and its Subsidiaries in the ordinary course of business; (vi) transactions pursuant to contractual obligations or arrangements in existence on the Funding Date; or (vii) any transaction with a Receivables Entity effected as part of a Foreign Asset Based Financing and otherwise in compliance with the terms of this Agreement on fair and reasonable terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Borrower or such Subsidiary with a Person that is not an Affiliate of the Borrower or any Subsidiary (as determined in good faith by the Borrower).

(g) Investments. Make or hold, or permit any of its Subsidiaries to make, any Investment in any Person, except for (i) Investments outstanding on the Escrow Release Date that are in each case permitted under the Existing DIP Agreement that is in effect on the Funding Date (as modified by amendments, modifications or waivers thereto (other than those that are adverse to the interests of the Lenders in more than a de minimis respect); (ii) Investments in Cash Equivalents (and other customary cash equivalents acceptable to the Administrative Agent in its reasonable discretion) and Investments by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction; (iii) Investments not to exceed $75,000,000 in the aggregate at any time outstanding; (iv) Investments or intercompany loans and advances (A) by any Loan Party to or in any other Loan Party, (B) (other than Guarantee Obligations) by any Non-Loan Party to or in any Loan Party (so long as any Debt owing by a Loan Party to a Non-Loan Party is subordinated in right of payment to the prior payment in full of the Obligations under the Loan Documents on terms satisfactory to the Administrative Agent) or (C) by any Non-Loan Party to or in any other Non-Loan Party; (v) Investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments; (vi) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits

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to other Persons in the ordinary course of business; (vii) Investments made in any Person to the extent such investment represents the non-cash portion of consideration received for an asset disposition permitted under the terms of the Loan Documents; (viii) investments constituting guaranties permitted pursuant to Section 5.02(c)(i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) above; (ix) loans and advances to employees, directors and officers of the Borrower and its Subsidiaries (A) required by applicable employment laws or (B) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount at any time outstanding not to exceed $10,000,000; (x) Hedge Agreements, Cash Management Agreements and Specified Credit Agreements entered into in the ordinary course of business and otherwise permitted under this Agreement; (xi) Investments by any Foreign Subsidiary through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property rights pursuant to joint venture arrangements, in each case in the ordinary course of business and consistent with past practice; provided that, in the case of this clause (xi), in the event any Non-Loan Party becomes a Loan Party, all such Investments made by such Person and outstanding on the date such Person becomes a Loan Party shall continue to be permitted under this Section 5.02(g)(xi); (xii) Permitted Acquisitions; (xiii) Investments made by the Borrower or any of its Subsidiaries in joint ventures that are not Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (A) $50,000,000 and (B) 2.0% of Consolidated Net Tangible Assets (as measured at the time such Investment is made) (with unfunded guarantees not counting against such limitation); (xiv) the Lyondell Property Purchase; (xv) Investments consisting of guarantees by the Borrower or Non-Loan Parties of loan obligations of the Gulf Stabilizers Industries, Ltd. joint venture in an aggregate amount not to exceed $12,000,000 at any time outstanding; (xvi) Investments consisting of (A) equity investments by Chemtura Organometallics GmbH or other Non-Loan Parties and (B) guarantee or other credit support obligations by Chemtura Organometallics GmbH, other Non-Loan Parties or Loan Parties (including letters of credit issued for the account of such Persons), in each case in or for the benefit of a joint venture for a manufacturing facility in Saudi Arabia, so long as the aggregate amount of Investments pursuant to this clause (xvi) shall not exceed $20,000,000 at any time outstanding; (xvii) Investments by any Loan Party in a Subsidiary of the Borrower that is not a Loan Party consisting of intercompany advances not to exceed $25,000,000 at any time outstanding; (xviii) Investments made out of the Available Amount (provided that no Default or Event of Default shall have occurred and is continuing or would result immediately therefrom and provided further that after giving effect to such Investment and any Debt incurred in connection therewith, the Borrower would be in compliance on a pro forma basis with the requirements of Section 5.04); (xix) any Investment by the Borrower or a Subsidiary of the Borrower in (x) a Receivables Entity or (y) any other Person (in the case of an Investment by a Receivables Entity or by the Borrower or any of its Subsidiaries in connection with a European securitization transaction) in connection with a Foreign Asset Based Financing, including Investments of funds held in accounts permitted or required by the arrangement governing such Foreign Asset Based Financing or any related Debt; provided that such Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets, Cash Equivalents or Equity Interests (other than Redeemable Equity Interests) of the Borrower; and (xx) Investments by any Loan Party to Canadian Debtor consisting of intercompany advances not to exceed $30,000,000 in the aggregate at any time outstanding, provided that such advances shall be substantially simultaneously applied to repay in full the intercompany obligations owed by Canadian Debtor to CFH.

(h) Disposition of Assets. Sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the Equity Interests in any Subsidiary) except (i) sales or other dispositions of inventory in the ordinary

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course of its business; (ii) in a transaction authorized by Section 5.02(l); (iii) in transactions between or among the Loan Parties or between or among the Non-Loan Parties; (iv) dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales or other dispositions of intellectual property determined to be uneconomical, negligible or obsolete; (v) licenses and sub-licenses of intellectual property incurred in the ordinary course of business or to customers on a non-exclusive basis for the purpose of ensuring supply of product; (vi) dispositions made in the ordinary course of business in connection with any Investment permitted under Section 5.02(g)(ii), (v) or (vi) above; (vii) leases of real property; (viii) equity issuances by any Subsidiary to the Borrower or any other Subsidiary to the extent such equity issuance constitutes an Investment permitted under Section 5.02(g)(iv) above; (ix) transfers of Receivables Assets or any interest therein by any Foreign Subsidiary in connection with any Foreign Asset Based Financing incurred under Section 5.02(b)(vi), (x) or (xi) above; (x) other sales, leases, transfers or dispositions of assets for fair value in an aggregate amount of all such sales, leases transfers or dispositions made in reliance on this clause (x) not to exceed the Asset Sale Cap as measured at the time of such sale, lease, transfer or disposition, so long as (A) in the case of any such sale or other disposition, not less than 75% of the consideration is cash and (B) no Default or Event of Default exists immediately before or after giving effect to any such sale, lease, transfer or other disposition; (xi) transfers or other dispositions of property that is the subject of a casualty event; (xii) sales, leases, transfers or other dispositions of assets provided that the aggregate fair value of all such sales or dispositions effected in reliance on this clause (xii) shall not exceed $25,000,000; (xiii) sales or dispositions of property in the ordinary course of business to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property in substantially the same location or (B) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property; provided that, in each case, the proceeds of such sale or disposition are retained and applied by the entity making the sale or disposition to purchase such replacement property; (xiv) dispositions of cash and issuance of Equity Interests solely to consummate Investments permitted under Section 5.02(g)(iv), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii) or (xx); (xv) dispositions of property made or deemed made solely because Liens permitted under Section 5.02(a) on such property are granted; (xvi) [intentionally omitted]; and (xvii) sales or dispositions pursuant to (x) the Albemarle Settlement and Cross License and (y) the PMC Settlement; and (xviii) the sale or disposition of equity securities of Persons that are not Subsidiaries held by the Borrower and its Subsidiaries as of the Funding Date for aggregate cash consideration not exceeding $500,000.

(i) Nature of Business. Engage, or permit any of its Subsidiaries to engage, in any material line of business other than businesses in which they are engaged in on the Escrow Release Date or which are substantially related thereto or are reasonable extensions thereof, it being understood that transactions permitted by Sections 5.02(a), 5.02(b), 5.02(c), 5.02(d), 5.02(e), 5.02(f), 5.02(g), 5.02(h) and 5.02(l) and (for the avoidance of doubt) the discontinuance of a particular line or lines of business shall not constitute a breach of this Section 5.02(i).

(j) Limitation on Prepayments, Redemption and Repurchase of Debt and Obligations. Make any payment or prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or any cancellation or other retirement of the Senior Notes (or any Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, the Senior Notes) or any Debt of a Loan Party that is subordinated in right of payment to any Obligations under the Loan Documents, prior to the scheduled maturity thereof in any manner, other than the refinancing thereof with Permitted Refinancing Debt (provided that, for the avoidance of doubt, nothing in this

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Section 5.02(j) shall be construed to prohibit the incurrence of additional Debt contemporaneously with such refinancing if the incurrence of additional Debt is permitted under Section 5.02(b)); provided that (w) nothing in this Section 5.02(j) shall be construed to prohibit the Borrower or any Subsidiary thereof from prepaying intra-group Debt owed to the Borrower or another Subsidiary thereof, (x) the Borrower may make any prepayment or redemption or acquisition for value or any cancellation or other retirement of Debt or other obligations of any Loan Party not to exceed in the aggregate $10,000,000, and the Canadian Debtor may pay intercompany obligations owed by it to CFH, to the extent permitted under Section 5.02(g)(xx), (y) nothing in this Section 5.02(j) shall be construed to prohibit (1) the issuance of any Letter of Credit to support any Debt or other obligations of any Loan Party (and the drawing or reimbursement of any such Letter of Credit), to the extent the issuance of such Letter of Credit is otherwise permitted under this Agreement, and (2) the Lyondell Property Purchase, and (z) the Borrower may prepay the obligations under the Revolving Facility. In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Loan Party which such Loan Party is prohibited from making under the provisions of this subsection (j).

(k) [Intentionally omitted.]

(l) Mergers. Merge into or consolidate with any Person or permit any Person to merge into it, except (i) for mergers or consolidation constituting permitted Investments under Section 5.02(g) or dispositions (including dispositions of equity by means of a merger or consolidation) permitted pursuant to Section 5.02(h); (ii) mergers, consolidations, liquidations or dissolutions (A) by any Loan Party (other than the Borrower) with or into any other Loan Party or any Non-Loan Party (provided that the surviving entity is a Loan Party or becomes a Loan Party in accordance with Section 5.01(g)), or (B) by any Non-Loan Party with or into any other Non-Loan Party or into any Loan Party (provided in the latter case that the surviving entity is a Loan Party or becomes a Loan Party in accordance with Section 5.01(g)); provided that, in the case of any such merger or consolidation under this clause (ii) (x) to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower and (y) to which a Loan Party (other than the Borrower) is a party (other than a merger or consolidation made in accordance with subclause (B) above), the Person formed by such merger or consolidation shall be a Loan Party; (iii) the dissolution, liquidation or winding up of any Subsidiary of the Borrower, provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to the Borrower, or the Persons holding the Equity Interests of such Subsidiary (on a pro rata basis, subject to any preferential arrangements in existence at the time of, and not entered into in contemplation of, such dissolution, liquidation or winding up); and (iv) mergers, liquidations, dissolutions and consolidations contemplated under (and consummated in accordance with) the Plan and/or the Disclosure Statement.

(m) Amendments of Constitutive Documents. Amend its constitutive documents, except for any amendment that does not, and would not reasonably be expected to, materially adversely affect the interests of the Lenders.

(n) Accounting Changes. Without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (ii) its Fiscal Year, it being understood that the application of fresh start accounting shall not be restricted.

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(o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or allow to exist, or allow any Subsidiary to enter into or allow to exist, any agreement or arrangement prohibiting or conditioning the ability of the Borrower or any such Subsidiary to (i) create or assume any Lien upon any of its property or assets, (ii) pay dividends to, or repay or prepay any Debt owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party, other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) in connection with (1) any agreement evidencing any Liens (or the underlying obligations secured by such Liens) permitted pursuant to Section 5.02(a)(iii), (v), (vi), (vii), (viii), (xi), (xii) or (xv) (so long as (x) in the case of agreements evidencing Liens (or underlying obligations secured by such Liens) permitted under Section 5.02(a)(iii) or (xii), such prohibitions or conditions are customary for such Liens and the obligations they secure and (y) in the case of agreements evidencing Liens (or underlying obligations secured by such Liens) permitted under Section 5.02(a)(v), (vi), (vii), (viii), (xi) or (xv) such prohibitions or conditions relate solely to the assets that are the subject of such Liens) or (2) any Debt permitted to be incurred under Sections 5.02(b)(ii), (vi), (vii), (viii), (x), (xi) or (xiv) above (so long as (x) in the case of agreements evidencing Debt permitted under Section 5.02(b)(ii)(B), (vi), (x), (xi) or (xiv), such prohibitions or conditions are customary for such Debt and (y) in the case of agreements evidencing Debt permitted under Section 5.02(b)(vii) or (viii), such prohibitions or conditions are limited to the assets securing such Debt); (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) any agreement in existence on the Funding Date; (G) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; (H) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and (J) the definitive agreements entered into with respect to the Senior Notes Indenture and the Revolving Facility.

(p) Sales and Lease Backs. Enter into, or permit any of its Subsidiaries to enter into, any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed $25.0 million, the board of directors of the Borrower or such Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction); (b) the sale of such property is permitted by Section 5.02(h)(x); (c) the Net Cash Proceeds of the sale of such property are applied as and to the extent required by Section 2.05(b)(i); and (d) the incurrence of any Attributable Indebtedness in respect thereof is permitted under Section 5.02(b); provided, this Section 5.02(p) shall not apply to Sale and Leaseback Transactions (i) between Loan Parties or (ii) between Non-Loan Parties;

(q) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any interest rate, commodity, hedge, currency or future contract or similar speculative transaction,

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except for hedge transactions for the sole purpose of risk management of fluctuations in interest rates, exchange rates and commodity prices in the normal course of business and consistent with industry practice.

Section 5.03 Reporting Requirements. From and after the Escrow Release Date, and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent:

(a) Default Notice. As soon as possible and in any event within three Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of each Default or within five Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of any event, development or occurrence that has had a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financials. As soon as available and in any event within 45 days (or, if the Confirmation Order shall have been entered by the Bankruptcy Court on or prior to September 16, 2010, 90 days with respect to the third quarter of the Fiscal Year ending December 31, 2010) after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining, as of the end of such fiscal quarter, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c) Annual Financials. As soon as available and in any event no later than 90 days (or 105 days with respect to the Fiscal Year ending December 31, 2010) following the end of the Fiscal Year, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such

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financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP; provided further that in the event the Borrower’s accountants have not yet completed the procedures required to issue an opinion at the time delivery of such opinion would be required under preceding clause (A), the requirement to deliver the annual audit report (and the aforementioned financial statements) at such time shall be deemed satisfied by delivery at such time of a complete draft of the Borrower’s Form 10-K and delivery of such opinion not later than 120 days following the end of such Fiscal Year.

(d) Budget. No later than 45 days after the beginning of each Fiscal Year, the budget for such Fiscal Year and each subsequent Fiscal Year prior to the Stated Maturity Date, showing projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on an annual basis.

(e) ERISA Events and ERISA Reports. Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or the applicable ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(f) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.

(g) Actuarial Reports. Promptly and in any event within 20 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Single Employer Plan with respect to any plan year with respect to which the funding target attainment percentage (as defined in Section 303(d)(2) of ERISA) is less than 90%.

(h) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability upon a Loan Party or ERISA Affiliate by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability that will be incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.

(i) Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(j) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with the Securities and Exchange Commission or any governmental

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authority that may be substituted therefor, or with any national securities exchange and copies of all private placement or offering memoranda pursuant to which securities of any Loan Party that are exempt from registration under the Securities Act are proposed to be issued and sold thereby; provided that such documents may be made available by posting on the Borrower’s website.

(k) Environmental Conditions. As soon as practicable after the assertion or receipt thereof, written notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any of its real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(l) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender (through the Administrative Agent) or the Administrative Agent may from time to time reasonably request.

Section 5.04 Financial Covenants. From and after the Escrow Release Date, and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Maximum Secured Leverage Ratio. Permit the Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Escrow Release Date, to be greater than 2.50:1.00.

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Escrow Release Date, to be less than 3.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within five business days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers acting in his/her capacity as such and on behalf of a Loan Party) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.13, 5.01(a) (with respect to the Loan Parties), 5.01(c), 5.01(f), 5.02, or 5.04, or (ii) any term, covenant or agreement contained in Section 5.03, if (in the case of a failure described in this clause (ii)) such failure shall remain unremedied for 10 Business Days; or

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(d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable cure or grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $20,000,000, and such other event or condition shall continue after the applicable cure or grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; provided that in the case that such other event or condition shall be a breach of the financial covenant contained in the Revolving Facility Credit Agreement that shall not have resulted in the acceleration of the Debt under the Revolving Facility Credit Agreement, such other event or condition shall have continued for 30 days after the end of the cure or grace period specified in the Revolving Facility Credit Agreement as being applicable to such breach; or (iii) one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) there is rendered against any Loan Party or any of its Subsidiaries one or more final, non-appealable judgments or orders for the payment of money in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage or by reserves established as contemplated under, and in accordance with, the Plan and/or the Disclosure Statement) in the aggregate at any time and (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings are not stayed or vacated, or (B) there shall be any period of 30 consecutive days during which such judgment or order has not been vacated, discharged or bonded or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) [Intentionally omitted]

(h) any Collateral Document after delivery thereof pursuant to Article III shall for any reason (other than pursuant to the terms thereof or as a result of an action or inaction of the Administrative Agent, the Collateral Agent or any Lender, to the extent that such action or inaction relates to the perfection or non-perfection of Collateral) cease to create a valid and perfected Lien on and security interest in the Collateral purported to be covered thereby and to the extent required therein; or

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(i) the Borrower or any Loan Party shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, except, in each case, (a) any liability that is reasonably expected to be treated as a general unsecured claim in the Cases and would not reasonably be expected to result in a Material Adverse Effect and (b) other liabilities not greater than $20,000,000 in the aggregate; or

(j) any Loan Party shall challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or shall seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or

(k) a Change of Control shall occur; or

(l) after the Escrow Release Date, (1) the Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (2) any proceeding shall be instituted by or against the Borrower or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (3) the Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (l);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (if any) to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) shall at the request, or may with the consent, of the Required Lenders, (A) set-off amounts in any accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties that are due and payable hereunder and under the other Loan Documents, and (B) exercise any and all remedies against the Collateral under this Agreement, the Loan Documents, and applicable law available to the Agents and the Lenders; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under

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the Bankruptcy Code, the obligation of each Lender to make Advances shall automatically terminate and the unpaid principal amount of all outstanding Advances and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 6.02 Rights and Remedies. At any time an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under any Loan Document . If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, the Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that the Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair the Borrower’s obligation to pay the full amount of the Obligations under the Loan Documents. The Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations under the Loan Documents, even though that election of remedies destroys the Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Obligations under the Loan Documents at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations under the Loan Documents. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral acquired pursuant to such sale, and, after application of the proceeds of such sale to payment of the Obligations under the Loan Documents, the difference between such bid amount and the remaining balance of the Obligations under the Loan Documents shall be conclusively deemed to be the amount of the Obligations under the Loan Documents, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

ARTICLE VII

ADMINISTRATIVE AGENT

Section 7.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize the Administrative Agent to enter into on their behalf, and agree to be bound by, the Intercreditor Agreement on the Escrow Release Date). The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and Lead Arrangers (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank and a potential Specified Credit Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender or Lead Arranger for

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purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII and Article IX (including Section 9.04(c), as though such co agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.02 Rights as a Lender. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 9.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06 Resignation of Administrative Agent. The Administrative Agent may at any time give prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 2.11(e) prior to becoming the successor under this Agreement, and the Required Lenders shall not appoint a foreign agent as successor if such appointment would, upon the effectiveness of such appointment, result in a tax gross-up or indemnification payment under this Agreement. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall

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continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations hereunder and under the other Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Loan Documents or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 7.10 Collateral and Guaranty Matters. Each of the Lenders and Lead Arrangers (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank and a potential Specified Credit Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Specified Credit Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if such Person is merged, liquidated, dissolved or consolidated into another Guarantor or its assets are sold as permitted under the terms of the Loan Documents and, in the case of such liquidation, dissolution or sale the assets of such Person or the proceeds thereof, as applicable, are distributed to (x) the Borrower or (y) the Subsidiary of the Borrower holding all of the Equity Interests of such Person or into which such Person is dissolved or liquidated; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.10. In each case as specified in this Section 7.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.10.

Section 7.11 Secured Cash Management Agreements, Secured Hedge Agreements and Secured Specified Credit Agreements. No Cash Management Bank, Hedge Bank or Specified Credit Bank that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof, the

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Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Specified Credit Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Specified Credit Bank, as the case may be.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective (except as provided in Sections 2.18 and 2.19) unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.02 without the written consent of the Supermajority Lenders;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.04 or Section 6.01) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (but not any prepayment) of principal, interest (other than any default interest payable pursuant to Section 2.06), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document (it being understood that any waiver of default interest payable pursuant to Section 2.06, any waiver of a Default or Event of Default and/or any modification or amendment of defined terms used in the financial covenants in Section 5.04 shall not constitute a decrease in the rate of interest or fees for this purpose) without the written consent of each Lender directly adversely affected thereby;

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(e) alter the pro rata sharing of payments required hereunder, whether by modification of Section 2.10 or 2.12 or otherwise (it being understood that amendments giving effect to the provisions of Sections 2.18 and 2.19 shall not be deemed for purposes of this clause (e) to alter the pro rata sharing of payments required hereunder), without the written consent of each Lender;

(f) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, in each case in a manner that would have the direct effect of reducing the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender; and

(g) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders, or release all or substantially all of the Collateral, in each case without the written consent of each Lender;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, by its terms affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.02 Notices; Effectiveness; Electronic Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, or to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower),

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications

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sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any other Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the other Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address,

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contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs, Fees and Expenses. (a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by such Persons (including, without limitation, reasonable attorneys’ fees and expenses (it being agreed that reasonable fees and expenses of not more than one counsel for the Administrative Agent and all of the Lead Arrangers (with one additional counsel if there is a conflict between or among the Administrative Agent and the Lead Arrangers in the opinion of counsel) shall be payable or reimbursable under the preceding provisions of this sentence, together with reasonable fees and expenses of special and local counsel, in each case reasonably retained by the Lead Arrangers jointly)) in connection with (A) the preparation, negotiation and execution of the Loan Documents; (B) the syndication and funding of the Advances; (C) the creation, perfection or protection of the liens under the Loan Documents (including all search, filing and recording fees); and (D) the on-going administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto) (provided that the Lead Arrangers shall not in their capacities as such be entitled to any such payments or reimbursements pursuant to this subclause (D)), and (ii) to pay or reimburse the Administrative Agent and each of the Lenders for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent or such Lenders in connection with (A) the enforcement of the Loan Documents; (B) any refinancing or restructuring of the Term Facility in the nature of a “work-out” or any insolvency or bankruptcy proceeding; and (C) any legal proceeding relating to or arising out of the Term Facility or the other transactions contemplated by the Loan Documents. All amounts due under this Section 9.04(a) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations under the Loan Documents.

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(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable and documented fees and disbursements of outside counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Action relating to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnitee or any other Person or whether or not an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates or to its or their respective security holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings). Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. All amounts due under this Section 9.04(b) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations under the Loan Documents.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 9.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12.

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(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 9.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, and each Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

Section 9.07 Successors and Assigns. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) unless otherwise agreed by the Administrative Agent each such assignment shall be of a

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uniform, and not a varying, percentage of all rights and obligations under and in respect of the Term Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments or Loans being assigned to any such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, unless the Administrative Agent shall otherwise consent, $1,000,000 or an integral multiple of $500,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500, (v) to the extent any such assignment immediately upon becoming effective shall increase amounts payable under Section 2.09 or 2.11, the Borrower shall not be liable for payment of such increased amounts unless such assignment is made with the Borrower’s prior written consent after the Borrower has been informed of such increased amounts and (vi) prior to such assignment, the assignor or the Administrative Agent shall have given notice of such assignment to the Borrower. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, as the case may be, hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.11 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial

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condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice and request by such Eligible Assignee of a new Note, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment and/or outstanding principal amount of Advances assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment and/or outstanding principal amount of Advances hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment and/or outstanding principal amount of Advances retained by it hereunder and requests a new Note. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Lender may sell participations to one or more Persons (other than a natural person, a Defaulting Lender, any Loan Party or any Affiliate of a Loan Party) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal

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solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the value of the Collateral or of the value of the Guaranties, (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.11 to the same extent as if they were a Lender but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant agrees to comply with Section 2.11(e) as though it were a Lender and (vii) to the extent any such participation immediately upon becoming effective shall increase amounts payable under Section 2.09 or 2.11, the Borrower shall not be liable for payment of such increased amounts unless such participation is made with the Borrower’s prior written consent after the Borrower has been informed of such increased amounts.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender in accordance with Section 9.11 hereof.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a

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Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.09 and 2.11 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided that each Lender designating any SPC hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

Section 9.08 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission (e.g. “.pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.11 Confidentiality and Related Matters. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that

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Information may be disclosed (a) on a need to know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18 or Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that in the case of disclosure under subsection (c) of this Section 9.11, such party subject to such requirement or request shall, to the extent permitted by applicable law, rules and regulations, provide the applicable Loan Party with written notice as promptly as practicable and use commercially reasonable efforts to cooperate with such Loan Party in such Loan Party’s efforts, at its own expense, to obtain a protective order or other confidential treatment. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 9.12 Treatment of Information. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the U.S. federal securities law) (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, if so requested by the Administrative Agent, use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) at the request of the Administrative Agent, all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to

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treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); and (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 9.13 Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act.

Section 9.14 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

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WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the other Bookrunners are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, the Lead Arrangers and the other Bookrunners, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Lead Arrangers and the other Bookrunners is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any other Person and (ii) none of the Administrative Agent, the Lead Arrangers or the other Bookrunners has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arrangers and the other Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Lead Arrangers or the other Bookrunners has any obligation to disclose any of such interests to the any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Administrative Agent, the Lead Arrangers and the other Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18 Release of Guarantees and Collateral. If (i) any Guarantor or any of its successors in interest shall cease to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if any Guarantor is merged, liquidated, dissolved or consolidated into another Guarantor or its assets are sold as permitted under the terms of the Loan Documents and, in the case of such liquidation, dissolution or sale the assets of such Guarantor or the proceeds thereof, as applicable, are distributed in accordance with the Loan Documents or, if the Loan Documents do not provide for such distribution, to (x) the Borrower or (y) the Subsidiary of the Borrower holding all of the Equity Interests of such Person or into which such Person is dissolved or liquidated, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence the release of such obligations of such Guarantor under the Guaranty and the Liens securing such obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMTURA CORPORATION, as Borrower

By:	/s/ Stephen C. Forsyth
Name: Stephen C. Forsyth
Title: Executive Vice President and Chief Financial Officer

[Signature Page]	Chemtura (Term Loan) Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent and Initial Lender

By:	/s/ Edwin B. Cox, Jr.
Name: Edwin B. Cox, Jr.
Title: Senior Vice President

[Signature Page]	Chemtura (Term Loan) Credit Agreement